UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Albany International Corp.

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March 27, 2019

To the Stockholders of Albany International Corp.:

     You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Albany International Corp., which will be held at The One Hundred Club, 100 Market Street, Suite 500, Portsmouth, New Hampshire, at 9:00 a.m. on Friday, May 10, 2019.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, you are urged to vote and submit your proxy promptly by phone, online, or by signing, dating, and returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

     If you plan to attend the meeting, and have requested and received physical copies of these meeting materials, please so indicate on the enclosed proxy card so that we can make the necessary arrangements. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

     Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the accompanying Notice of Annual Meeting and Proxy Statement. The Annual Report for the fiscal year ended December 31, 2018, also accompanies these materials.

     Sincerely yours,

A. WILLIAM HIGGINS	OLIVIER JARRAULT
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.

216 Airport Drive, Rochester, New Hampshire 03867

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 2019

     The Annual Meeting of Stockholders of Albany International Corp. will be held at The One Hundred Club, 100 Market Street, Suite 500, Portsmouth, New Hampshire, on Friday, May 10, 2019, at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect ten Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;
2.	to ratify the appointment of KPMG LLP as our independent auditor;
3.	to approve, by nonbinding vote, executive compensation; and
4.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on March 18, 2019, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

     Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience by telephone, online, or by signing, dating, and returning a proxy card. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

CHARLES J. SILVA, JR.
Secretary

March 27, 2019

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 216 Airport Drive, Rochester, New Hampshire, of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 10, 2019, and at any adjournment or adjournments thereof.

Voting Procedures

     Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to February 11, 2019, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting, or any other matters as may properly come before the meeting. A proxy may be revoked at any time prior to the voting thereof.

     If a stockholder is a participant in our Dividend Reinvestment Plan (sponsored by our transfer agent, Computershare) or the Albany International Corp. ProsperityPlus 401(k) Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s accounts in such plans. In order for the plan trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 p.m. Eastern Time on May 6, 2019.

     This proxy statement and the accompanying form of proxy are first being made available to our stockholders on or about March 27, 2019.

     The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are holders of record at the close of business on March 18, 2019, of the Company’s Class A and Class B Common Stock outstanding on such date. As of March 18, 2019, there were 29,059,782 shares of the Company’s Class A Common Stock outstanding and 3,233,998 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on each matter to be voted upon.

     Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors. A majority of the voting power of our Class A Common Stock and Class B Common Stock present in person or by proxy, voting together as a single class, is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote that abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote and thus will have the same effect as a vote “Against” each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).

     Under New York Stock Exchange rules, brokerage firms are permitted to vote in their discretion on certain routine matters on behalf of clients who have been requested to provide voting instructions, and have failed to do so by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan or other matter related to executive compensation, any election of directors, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” are treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion only on the proposal to ratify the selection of KPMG LLP as independent auditor. Broker “nonvotes” will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is present.

ELECTION OF DIRECTORS

     All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to our By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2019 Annual Meeting of Stockholders, shall be ten. Accordingly, the number of directors to be elected at the 2019 Annual Meeting of Stockholders is ten. The Board of Directors has nominated for election the ten persons listed below. All of the nominees are currently serving as directors, with the exception of Mark J. Murphy. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the ten persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors. The biographical sketches of each nominee below highlight some of the specific experience, qualifications, attributes or skills that contributed to his or her selection by the Board.

CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is a director and executive officer of J. S. Standish Company. J. S. Standish Company and related persons hold in the aggregate shares entitling them to cast a majority of the combined votes entitled to be cast by all stockholders of the Company. As the Board seeks to safeguard and promote the interests of the Company’s stockholders, oversee Company management, and otherwise discharge its fiduciary obligations, Ms. Standish is able to provide a direct perspective as the representative of one of the Company’s largest stockholder groups. Age 53.

ERLAND E. KAILBOURNE has been a Director of the Company since 1999 and served as Chairman of the Board from May 2008 until February 2019. He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997, and also served as Vice Chairman of the State University of New York from 1995 until 1999. He is a Director of Rand Capital Corporation, Allegany Co-op Insurance Company and Rev LNG, LLC. Mr. Kailbourne’s broad experience as a director on numerous boards of public and private companies and foundations, his 38 years of experience in banking and finance, and his operational experience as chief executive officer of large organizations make him a valuable addition to the board of any public or private company, especially in oversight of risk management, liquidity, and finance matters. Age 77.

JOHN F. CASSIDY, JR. has been a Director of the Company since November 2005. From 1998 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp. (“UTC”), a diversified company with extensive aerospace operations. He previously served as Vice President and Director of UTC’s Research Center from 1991 to 1998, and as Director of Technology Management from 1989 to 1991. He also served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy’s extensive background in research and development, program management, and product development are valuable attributes for oversight of the Company’s research and development operations as well as its Albany Engineered Composites segment, which seeks to grow as a key supplier to customers in the aerospace industry. Age 75.

JOHN R. SCANNELL has been a Director of the Company since February 2012. He has served as Chairman and Chief Executive Officer of Moog Inc., a worldwide designer, manufacturer, and integrator of high-performance precision motion and fluid control systems for a broad range of applications, since January 2014. Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Ireland and later became Operations Manager of Moog GmbH in Germany. In 1999, he became the General Manager of Moog Ireland, and in 2003 moved to the Aircraft Group in East Aurora, New York, as the Boeing 787 Program Manager. He was named Moog’s Director of Contracts and Pricing in 2005. Mr. Scannell was elected Vice President of Moog in 2005 and Chief Financial Officer in 2007, a position he held until December 2010, at which time he was appointed President and Chief Operating Officer. In December 2011, he was named Moog’s Chief Executive Officer. Mr. Scannell also serves on the Board of M&T Bank. Mr. Scannell’s range of management experience in engineering, operations management, contracts, and finance, along with his in-depth knowledge of aerospace markets, products, and technologies, make him highly qualified to serve as a Director. In addition to an M.B.A. from Harvard Business School, Mr. Scannell holds B.S. and M.S. degrees in Electrical Engineering from University College Cork, Ireland. Age 55.

KATHARINE L. PLOURDE has been a Director of the Company since May 2013. She was a principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) until November 1997. Since that time, she has engaged in private investing. She previously served as a director of Pall Corporation, a global provider of filtration, separation and purification products and systems, from 1995 until its acquisition by Danaher Corporation in 2015, and of OM Group Inc. (OMG), a provider of specialty chemicals, advanced materials and technologies, from 2002 until OMG was acquired by Apollo Global Management in 2015. She also previously served as lead independent director of OMG and on the audit committees of OMG and Pall. She has also served on the board of directors of Evercore Equity Fund, a publicly traded mutual fund, since November 2014. Ms. Plourde brings significant analytical and financial expertise to the Board in a number of critical areas, including investor relations, financial reporting, accounting, corporate finance, and capital markets. Ms. Plourde’s years of service on the nominating/governance committees at Pall and OM Group have also given her significant Board governance experience, and contributed to her expertise on governance issues generally. Age 67.

A. WILLIAM HIGGINS has been a Director of the Company since September 2016, and Chairman of the Board since February 2019. Mr. Higgins currently serves as a director of Kaman Corporation, a diversified aerospace and industrial distribution company, where he is chairman of the finance committee and a member of the corporate governance committee, and Bristow Group Inc., a global industrial aviation services provider, where he serves on the audit and governance/nominating committees. He served as Chairman, Chief Executive Officer and President of CIRCOR International, Inc. from 2008 to 2012. Prior to March 2008, Higgins held the offices of President and Chief Operating Officer and Executive Vice President and Chief Operating Officer of CIRCOR. Prior to joining CIRCOR in 2005, he spent thirteen years in a variety of senior management positions with Honeywell International and AlliedSignal. Leslie Controls, Inc., a wholly owned subsidiary of CIRCOR and an entity for which Mr. Higgins served as a director and Vice President, filed a pre-negotiated Chapter 11 reorganization in July 2010 to resolve asbestos liability claims. The subsidiary successfully emerged from bankruptcy the following year. Mr. Higgins’s professional background as a chief operating officer, president, chief executive officer and chairman of a public company, as well as his prior experience at Honeywell and Allied Signal, provides the Board with additional valuable perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, and the aerospace and defense industries. Age 60.

KENNETH W. KRUEGER has been a Director of the Company since December 2016. Mr. Krueger currently serves as the Chairman of the Board of Manitowoc Company, Inc. He has been a member of the Manitowoc Board of Directors since 2004. From October 2015 until March 2016, he also served as Manitowoc’s interim President and CEO. Mr. Krueger served as Chief Operating Officer of Bucyrus International, Inc., a global manufacturer of mining equipment, from 2006 to 2009, having previously served as Executive Vice President from 2005 to 2006. Mr. Krueger also served as Senior Vice President and Chief Financial Officer of A.O. Smith Corp., a global manufacturer of water heating and treatment systems, from 2000 to 2005, and as Vice President, Finance and Planning for the Hydraulics, Semiconductor and Specialty Controls business segment of Eaton Corporation in 1999 and 2000. Mr. Krueger has served as a director of Douglas Dynamics, Inc. since 2012, where he is currently chair of the audit committee and also serves on the compensation and nominating and governance committees. Mr. Krueger’s contributions to the Company’s Board include his experience as a chief operating officer, chief executive officer and chairman of a public company, his board experience at other public companies, and his prior treasury and financial reporting experience. Age 62.

OLIVIER M. JARRAULT has been a Director of the Company, as well as the Company’s President and CEO, since March 2, 2018. From 2001 until 2016, Mr. Jarrault served as an Executive Vice President and Group President for Alcoa Engineered Products and Solutions (“EPS”), leading a portfolio of global advanced-technology components manufacturing businesses serving a number of markets, including aerospace, industrial gas turbines, commercial transportation, and building and construction. Prior to being named President of EPS, Mr. Jarrault served in a number of senior management positions at Alcoa — including as Chief Operating Officer of EPS from 2010 until 2011 and President of Alcoa Fastening Systems from 2002 until 2010 — as well as at Fairchild Fasteners and LISI Aerospace. Mr. Jarrault’s experience leading a diverse portfolio of manufacturing businesses across a broad and diverse market spectrum; his talent for organizational leadership; and his particular experience in aerospace, leading a global Tier 1 aerospace supplier through a period of significant growth, both organically and through acquisition, make him well-suited to lead the Company through its next stages of growth and maturity, and a valuable member of the Board. Age 57.

LEE C. WORTHAM has been a Director of the Company since May 2018. He has been a partner and COO at Barrantys LLC, a consultant and service provider to wealthy families and family offices, since 2007. In this capacity, he has been an adviser to the Standish family for many years, and is a director and executive officer of the J.S. Standish Company. From 2005 to 2007, he served as Executive Vice President at First Niagara Financial Group, Inc., where his responsibilities included wealth management, risk management, and corporate marketing, and from 1999 to 2005 he was Executive Vice President of Global Private Client Services, Product Development, and Central Operations at The Bank of New York. Mr. Wortham held several positions at Chase Manhattan Bank and Chemical Bank (currently JP Morgan Chase & Co.) from 1985 to 1999, including leading the Global Private Bank’s activities in Europe, the Middle East, and Africa while based in London, England. He started his career at M&T Bank in retail banking from 1980 to 1985. Mr. Wortham has been a director of Evans Bancorp, Inc., since 2011, and currently serves as Chairman. Mr. Wortham’s extensive experience in the financial services industry makes him a valuable member of our Board; as a long-time advisor to the Standish family, and director and executive officer of the J.S. Standish Company, his membership also maintains the continuity of the Company’s relationship with the Standish family, the Company’s controlling shareholder, following the retirement of John C. Standish in 2018. Age 61.

MARK J. MUPRHY is the Chief Financial Officer of Qorvo, Inc., (NASDAQ: QRVO), a leading provider of radio frequency solutions for mobile devices, wireless infrastructure, aerospace and defense, internet of things, and other markets. Mr. Murphy joined Qorvo as CFO in June 2016 and is responsible for finance, information technology, and procurement. He was previously executive vice president and CFO of Delphi Automotive, PLC, a supplier of advanced technologies to the automotive industry. Mr. Murphy joined Delphi from Praxair, Inc., a global industrial gas supplier, where he was president of the U.S. Industrial Gases business, and before that, president of Praxair’s Surface Technologies and Electronic Materials division. He previously served as senior vice president and CFO of MEMC Electronic Materials, Inc., corporate controller of Praxair, president of Praxair’s Electronics division and vice president of finance for Praxair Asia based in Shanghai. Mr. Murphy’s experience as a CFO and general manager in high technology industrial businesses, including those serving aerospace and advanced materials markets, and his extensive experience working in Asia and Europe make him qualified to serve as a director. Age 51.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
ALL OF THE NOMINEES FOR ELECTION

CORPORATE GOVERNANCE

     Board Leadership Structure. Since becoming a public company in 1984, the Company has at times operated under a board leadership structure with the roles of Chief Executive Officer and Board Chairman combined, while at other times the positions of the Chairman and the top executive officer have been separated. At certain times during which the Chief Executive Officer also served as Chairman, a non-management Board member has served as Lead Director. A non-management independent Board member has served as Board Chairman since 2008.

     The Board of Directors expects the Chairman of the Board to function as a liaison and independent conduit between the members of the Board and the Company’s Chief Executive Officer between meetings of the Board, and to preside over meetings of, and provide leadership to, the non-management members of the Board. The Chairman is also primarily responsible for setting Board meeting agendas, in cooperation with the Chief Executive Officer and Secretary. (Other responsibilities of the Chairman are described in the Company’s Corporate Governance Guidelines. The Chairman is also empowered to delegate some of these duties, in his or her discretion, to a Vice Chairman. There is currently no Vice Chairman of the Board.) The Board has found that having a non-management director function in this role, whether as a “lead director” or as Chairman, facilitates communication, helps ensure that issues of concern to non-management directors are given an opportunity for discussion at meetings, and contributes generally to a more effective use of management and Board time. The Board also believes the current board leadership structure has served the Company well, allowing the Chief Executive Officer to devote his attention to the management of the Company during what has been a challenging and dynamic period. The Board engages in an annual self-evaluation process to determine whether the Board is discharging its responsibilities and operating effectively, and to consider changes in membership, structure, or process that could improve performance. While we believe that the current Board leadership structure is appropriate, it is possible that alternative Board leadership structures, including those that combine the offices of Chairman and Chief Executive Officer, could be appropriate for the Company under different circumstances.

     Risk Oversight. The Board of Directors oversees the Company’s risk management processes. The Company’s Chief Executive Officer and Chief Financial Officer review with the Board, at each regularly scheduled quarterly meeting, the most significant top-level enterprise risks facing the Company, and the processes by which the Company mitigates such risks. This review is supported by periodic (but no less than quarterly) formal reviews by senior management of all significant enterprise risks, facilitated by the Chief Financial Officer. The Board requests that management, from time to time, supplement these quarterly reviews with a more detailed analysis of one or more specific risks, selected by the Board, including related mitigation actions. The Board also reviews management’s annual operating plan and strategic plan to ensure that they are consistent with, and appropriately address, the Company’s risks and risk management processes. The Audit Committee is responsible for assisting the Board in its oversight of the Company’s risk management processes. The Audit Committee periodically reviews the adequacy of the processes by which the Company handles risk assessment and risk management, and discusses such processes with management, the Company’s internal audit function and the independent auditor. The Committee receives periodic reports from the Company’s finance department regarding liquidity and other financial risks; from the finance and internal audit function regarding internal control risks; and from the finance, legal, and internal audit departments regarding processes for addressing fraud, legal and compliance risks, and the adequacy of the Company’s disclosure controls and procedures. Each year, the Committee also reviews the results of management’s annual fraud risk assessment. It also regularly reviews and discusses cyber-security risks to the Company with the Company’s Chief Information Officer and the internal audit function, and reviews and discusses with senior management the risk factors disclosed by the Company in its periodic filings with the Securities and Exchange Commission before such filings are made. Each year, the Compensation Committee assesses compensation-related risks to the Company.

     Although the Board oversees the Company’s risk management, day-to-day management of risk remains the responsibility of management.

     Director Independence. The Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”) provide that a company of which more than 50% of the voting power is held by an individual, a group, or another company will be considered to be a “controlled company.” As of March 18, 2019, the J. S. Standish Company, directly or indirectly, held voting and investment control of shares entitling it to cast approximately 53% of the combined votes entitled to be cast by all stockholders of the Company. Directors Christine Standish and Lee Wortham (the “Standish Directors”) are executive officers and board members of J. S. Standish Company. As a controlled company under the NYSE Rules, the Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from certain requirements of the NYSE Rules, including those that require the Compensation and Governance Committees to be composed entirely of independent directors (as independence is defined by the NYSE Rules). The Board of Directors has determined, however, that all of the members of the Audit Committee are independent. The Board is not required to make this determination with respect to any other director, and it has not done so. A description of transactions, relationships, or arrangements (if any) considered by the Board in making these determinations is set forth in the Audit Committee discussion below.

     Meeting Attendance. The Board of Directors met ten times in 2018. Each incumbent director attended (in person or by telephone) 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting (either in person or, if necessary, by telephone). All of the candidates for election to the Board of Directors who were also candidates in 2018 attended the 2018 Annual Meeting of Stockholders.

     Committees. The standing committees of the Board of Directors are the Governance Committee, the Audit Committee, and the Compensation Committee. During 2018, the Governance Committee met eight times, the Audit Committee met nine times, and the Compensation Committee met seven times.

     Governance Committee. The Governance Committee reviews and recommends changes to the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees, and the directors; recommends to the Board of Directors the persons to be nominated for election as directors; and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of our Governance Committee are Katharine L. Plourde, John F. Cassidy, Jr. (Chair) and Christine L. Standish. Board Chair Erland E. Kailbourne also participates in Committee meetings as an ex officio nonvoting member. Directors Plourde, Cassidy and Standish each served on the Committee during all of 2018.

     The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. The Committee and the Board seek to maintain a group of Board members that, in the aggregate, possesses the skills, background, and experience necessary and desirable to address effectively the issues and challenges the Company will confront. The Board does not expect that any single member will possess all of these attributes, and therefore seeks to accomplish this by selecting candidates with diverse skills and backgrounds. The Committee discusses with the Board, at least annually, the various qualifications and skills that should be represented on the Board and its committees, taking into account the nature of the business and the objectives of the Company as they may evolve over time. The Committee also reviews, on an annual basis, the performance of the sitting members of the Board, and makes recommendations to the Board regarding those directors to be nominated for reelection by the stockholders.

     The Governance Committee employs professional consultants for this purpose, and members of the Committee also communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any qualified potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director. The Committee has retained the director search firm of G. Fleck/Board Services since 2011 to assist in identifying and evaluating potential Board members. Directors Scannell, Plourde, Higgins and Krueger and Director nominee Murphy were each initially recommended to the Committee by G. Fleck/Board Services.

     Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chair, Governance Committee, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources.

     All of the nominees, with exception of Mr. Murphy, for election as directors at the 2019 Annual Meeting are current Board members standing for election or reelection by the stockholders.

     Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities in a number of key areas, including:

•	the integrity of our financial statements, financial reporting process, and internal controls;
•	the performance of our internal audit function;
•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and
•	the annual independent audit of our financial statements, including the engagement of the independent auditor, and the evaluation of the independent auditor’s qualifications, independence and performance.

     The Committee’s charter sets forth a number of the Committee’s specific responsibilities in each of these areas.

     The Committee discharges its responsibilities related to financial reporting by, among other things:

•	reviewing and discussing with management each quarterly earnings release, as well as other financial communications, and all quarterly reports on Form 10-Q or annual reports on Form 10-K;
•	after the completion of each annual audit, and before the filing of the Form 10-K, reviewing and discussing with the independent auditors, the head of internal audit, and senior management, among other things: (1) any significant audit findings, and management’s responses to such findings, (2) any significant changes in audit scope, and (3) any difficulties encountered during the course of the audit;
•	periodically reviewing and discussing with the independent auditor, management, and the head of the internal audit function, the acceptability and quality of our accounting policies, the clarity of our financial disclosures, and any weaknesses in our system of internal controls; and
•	periodically reviewing, evaluating and discussing with management the qualifications, performance and depth of the Company’s financial personnel.

     As part of its oversight of our internal audit function, the Committee reviews and approves the annual internal audit plan, and reviews, at least quarterly, the reports and findings of plan activities with the head of the department, senior management and the independent auditor. The Committee also evaluates the performance of the department at least annually, with input from management and the independent auditor.

     The Audit Committee has established procedures for the receipt, retention and treatment of communications (including anonymous communications) relating to questionable accounting, auditing or internal control matters, violations of laws or regulations to which the Company is subject, or violations of the Company’s Business Ethics Policy or Code of Ethics for the Company’s Chief Executive Officer, Chief Financial Officer or Controller. Our Business Ethics Policy describes various means by which such communications may be reported (see “Available Information” on page 10.) The Committee has direct access to any complaints made to the Company’s whistleblower hotline that relate to accounting, auditing, internal controls, or alleged violations of the Business Ethics Policy, and oversees the investigation and resolution of all such complaints by the Company’s legal department and compliance function. The Committee also serves as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act, and is responsible for the review and resolution of all reports of “material violations” subject to Section 307. The Committee is also charged with reviewing any complaints or concerns relating to accounting, auditing, or internal controls matters that are communicated to the Chair of the Committee pursuant to the Company’s “up-the-ladder” reporting process for responding to such communications. The Committee is also responsible for evaluating all related-party transactions, and for recommending to the Board whether any such transaction should be ratified or approved.

     The Committee is solely responsible, in accordance with the NYSE rules, for the appointment of our independent auditors. The Committee is also responsible for the evaluation of the independence, performance and qualifications of our independent auditors, and reviewing and approving their compensation. (See “RATIFICATION OF INDEPENDENT AUDITORS” on page 40.)

     A copy of the current charter of the Audit Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Audit Committee are Edgar G. Hotard, Erland E. Kailbourne, Katharine L. Plourde (Chair) and Kenneth W. Krueger. All of the current members served during all of 2018.

     The Audit Committee has provided the following report:

     The Audit Committee has reviewed and discussed with management and the independent auditors, KPMG LLP (“KPMG”), the financial statements for 2018, including management’s report with respect to internal control over financial reporting. The Audit Committee has discussed with KPMG the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), and has received from KPMG the written disclosures and the communications relating to KPMG’s independence required by PCAOB rules. The Audit Committee has discussed with KPMG its independence, and has considered whether the provision by KPMG of the services referred to below under “RATIFICATION OF INDEPENDENT AUDITORS” is compatible with maintaining the independence of KPMG.

     Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2018 be included in the Company’s Annual Report on Form 10-K for 2018 filed with the Securities and Exchange Commission.

     The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (KPMG) are responsible for auditing the Company’s financial statements and internal controls over financial reporting. The Audit Committee monitors and reviews these processes. As required by the NYSE Rules, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financial experts” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission, and are “financially literate” and have “accounting or related financial management expertise” as required by NYSE rules. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

     The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of the Company’s Internal Audit function. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:

Katharine L. Plourde, Chair
Erland E. Kailbourne
Edgar G. Hotard
Kenneth W. Krueger

     The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules. In making this determination, the Board considered, after due inquiry, the lack of any transactions, relationships, or arrangements between the Company and each member of the Committee.

     The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Committee is responsible.

     Compensation Committee. The Compensation Committee is generally responsible for determining the compensation of our directors and executive officers. A copy of the Committee’s charter is available at the Corporate Governance section of our website (www.albint.com). The current members of the Compensation Committee are A. William Higgins (Chair), John F. Cassidy, Jr., John Scannell and Lee Wortham.

     As specified in its charter, the Compensation Committee is directly responsible for determining the compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under our incentive plans (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose). These duties and responsibilities may be delegated to a subcommittee comprising one or more members of the Committee.

     The Committee’s charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. See “The Role of Executive Officers” on page 15.

     In addition, the Committee’s charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisers or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisers and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisers or consultants to assist in evaluating the compensation of the Chief Executive Officer or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The charter provides that the Company shall provide for the payment of fees and compensation to any advisers or consultants so employed by the Committee. The Company paid $44,845 to Pearl Meyer & Partners for all compensation-related services provided during 2018, including services related to the 2018 compensation program described in this Proxy Statement. (See “The Role of Compensation Consultant” on page 15 for a discussion of compensation-related services provided by Pearl Meyer for 2018.)

     The Compensation Committee has provided the following report:

     The Compensation Committee of the Board of Directors has reviewed with management of the Company the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review, the Committee has approved it, and has recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and this proxy statement.

A. William Higgins, Chair
John Scannell
John F. Cassidy, Jr.
Lee C. Wortham

     Compensation Committee Interlocks and Insider Participation. All of the current members of the Compensation Committee served on the Committee during all of 2018, except for Lee C. Wortham, who joined in May 2018.

     No member of the Committee was an employee during 2018. Lee C. Wortham is an officer and director of J. S. Standish Co. (See “SHARE OWNERSHIP” on page 12.)

     Nonmanagement directors. Meetings of the “nonmanagement” directors, as defined by the NYSE Rules, are regularly held at the conclusion of each regularly scheduled meeting of the Board. The current nonmanagement directors are all of the directors other than Mr. Jarrault. Meetings of the nonmanagement directors during 2018 were chaired by the Chairman. The Chairman also acts as a liaison between the directors and the Chief Executive Officer, and facilitates communication among the directors. Interested persons may communicate with the Chairman and the nonmanagement directors by writing to: Chairman, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

     Shareholder communications. It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors as a group, and to forward to each director any communication addressed specifically to such director. Such communications may be sent to: Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

     Available Information. The Company’s Corporate Governance Guidelines, Business Ethics Policy, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company’s website (www.albint.com).

     Certain Business Relationships and Related Person Transactions

     The Company has adopted a written policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants, in order to determine whether such persons have a direct or indirect material interest. The Company’s Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information, and making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm’s-length and in the ordinary course, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification, or approval of any transaction in which such director has an interest.

     Since January 1, 2018, there have been no transactions involving related persons required to be reported in this proxy statement where the above policy did not require review, approval, or ratification, or where such policy was not followed.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2018.

SHARE OWNERSHIP

     As of the close of business on March 1, 2019, each of the directors, director nominees, and Named Executive Officers, and all current directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned(a)		Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
Christine L. Standish	3,239,702	(b)	10.03%	3,232,744	(c)	99.96%
Erland E. Kailbourne	37,132		(d)	—		—
John F. Cassidy, Jr.	20,335		(d)	—		—
Edgar G. Hotard	21,414		(d)	—		—
John B. Scannell	12,204		(d)	—		—
Katharine L. Plourde	8,646		(d)	—		—
A. William Higgins	5,268		(d)	—		—
Kenneth W. Krueger	3,436		(d)	—		—
John B. Cozzolino	51,491	(e)	(d)	—		—
Daniel Halftermeyer	88,274		(d)	—		—
Robert A. Hansen	20,407	(f)	(d)	—		—
Charles J. Silva	3,449	(g)	(d)	—		—
Oliver Jarrault	—		(d)	—		—
Lee C. Wortham	1,118		(d)	—		—
Mark J. Murphy	—		(d)	—		—
Joseph G. Morone	12,239		(d)	—		—
All officers and directors as a group
(19 persons)	3,549,609		10.99%	3,232,744		99.96%

(a)	Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned. “Beneficial ownership” has the meaning specified under Rule 13d-3 of the Securities Exchange Act.
(b)	Includes (i) 6,595 shares owned directly, (ii) 3,232,744 shares issuable upon conversion of an equal number of shares of Class B Common Stock, and (iii) 363 shares held by Ms. Standish in her account in the Company’s 401(k) retirement savings and employee stock ownership plans. See “Voting Power of the Standish Family” on page 14 for a description of the nature of Ms. Standish’s beneficial ownership of the Class B shares.
(c)	Includes (i) 100 shares owned directly and (ii) 3,232,644 shares owned or controlled by J. S. Standish Company. See “Voting Power of the Standish Family” on page 14 for a description of the nature of Ms. Standish’s beneficial ownership of these shares.
(d)	Ownership is less than 1%.
(e)	Includes (i) 48,297 shares owned directly, (ii) 2,894 shares held in the Company’s employee stock ownership plan, and (iii) 300 shares issuable upon exercise of options exercisable currently.
(f)	Includes (i) 13,404 shares owned directly, (ii) 4,753 shares held in the Company’s employee stock ownership plan, and (iii) 2,250 shares issuable upon exercise of options exercisable currently.
(g)	Shares held in the Company’s employee stock ownership plan.

     Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

     The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock:

5% Beneficial Owners of Class A Common Stock

Name(s)(a)	Reported Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
J. S. Standish Company	3,232,644	(b)	10.01%
John C. Standish	3,233,357	(c)	10.01%
Christine L. Standish	3,239,702	(d)	10.03%
Standish Family Holdings, LLC	2,363,527	(b)	7.52%
BlackRock, Inc.	4,124,702	(e)	14.19%
Wellington Management Group LLP	1,501,000	(f)	5.17%
The Vanguard Group	2,993,855	(g)	10.30%
Brown Advisory Incorporated	1,496,929	(h)	5.15%

*	As of December 31, 2018, except for the J. S. Standish Company, John C. Standish, Christine L. Standish, and Standish Family Holdings, LLC, whose holdings are shown as of March 1, 2019.
(a)	Addresses of the beneficial owners listed in the above table are as follows: Christine L. Standish, John C. Standish, J. S. Standish Company and Standish Family Holdings, LLC, c/o Barrantys LLC, 120 W. Tupper Street, Buffalo, New York 14201; BlackRock, Inc., 55 East 52nd Street, New York, NY 10022; Wellington Management Group LLP, c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210; The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355; and Brown Advisory Incorporated, 901 South Bond Street, Suite 400, Baltimore, MD 21231.
(b)	Represents shares issuable upon conversion of an equal number of shares of Class B Common Stock. See “5% Beneficial Owners of Class B Common Stock” on page 14 below.
(c)	Represents (i) 613 shares held by Mr. Standish directly or in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (ii) 3,232,744 shares issuable upon conversion of an equal number of shares of Class B Common Stock. See “5% Beneficial Owners of Class B Common Stock” on page 14 for a description of the nature of Mr. Standish’s beneficial ownership of these shares.
(d)	Represents (i) 6,958 shares held by Ms. Standish directly or in her account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (ii) 3,232,744 shares issuable upon conversion of an equal number of shares of Class B Common Stock. See “5% Beneficial Owners of Class B Common Stock” on page 14 below for a description of the nature of Ms. Standish’s beneficial ownership of these shares.
(e)	Represents shares beneficially owned by BlackRock, Inc. and one or more affiliates, including BlackRock Fund Advisors. BlackRock, Inc. and/or one or more of such entities has the sole power to vote or direct the vote of 4,063,398 such shares, and sole power to dispose or direct the disposition of all such shares.
(f)	Represents shares beneficially owned by investment advisory clients of Wellington Management Group LLP or one of its affiliates. Wellington Management Group LLP has shared power to vote or direct the vote of 1,179,034 such shares, and shared power to dispose or direct the disposition of all such shares.
(g)	Represents shares reported as beneficially owned by The Vanguard Group, in its capacity as investment adviser. The Vanguard Group has sole power to vote or direct the vote of 59,567 such shares, shared voting power as to 5,145 such shares, shared dispositive power with respect to 61,857 such shares, and sole power to dispose or direct the disposition of 2,931,998 such shares.
(h)	Represents shares beneficially owned by investment advisory clients of Brown Advisory Incorporated or its subsidiaries. Brown Advisory Incorporated or a subsidiary has sole voting power as to 1,488,842 such shares and shared dispositive power as to all such shares.

     The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of March 1, 2019:

5% Beneficial Owners of Class B Common Stock

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
John C. Standish	3,232,744	(b)	99.96%
Christine L. Standish	3,232,744	(c)	99.96%
J. S. Standish Company	3,232,644	(d)	99.96%
Standish Family Holdings, LLC	2,363,527		73.08%

(a)	Addresses of the beneficial owners listed in the above table are as follows: John C. Standish, Christine L. Standish, J. S. Standish Company and Standish Family Holdings, LLC, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, NY 14201.
(b)	Includes (i) 2,363,527 shares held by Standish Family Holdings, LLC, and (ii) 869,117 shares held by J. S. Standish Company. See “Voting Power of the Standish Family” below for a description of the nature of Mr. Standish’s beneficial ownership of these shares. Also includes 100 shares held directly.
(c)	Includes (i) 2,363,527 shares held by Standish Family Holdings, LLC, and (ii) 869,117 shares held by J. S. Standish Company. See “Voting Power of the Standish Family” below for a description of the nature of Ms. Standish’s beneficial ownership of these shares. Also includes 100 shares held directly.
(d)	Includes (i) 2,363,527 shares held by Standish Family Holdings, LLC, and (ii) 869,117 shares held directly. J. S. Standish Company, as manager, has sole voting and investment control over the shares held by Standish Family Holdings, LLC.

Voting Power of the Standish Family

     The J. S. Standish Company now holds or controls, in the aggregate, shares entitling it to cast approximately 53% of the combined votes entitled to be cast by all stockholders of the Company. Christine L. Standish and Lee C. Wortham each serve as officers and directors of the J. S. Standish Company.

     If the J. S. Standish Company casts votes as expected, election of the director nominees listed above, and approval of each other proposal to be considered at the meeting, will be assured.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

     This portion of our Proxy Statement describes the 2018 executive compensation program and reports on the compensation earned by and paid to the Company’s “named executive officers” in 2018. Our “named executive officers” (or, “NEOs”), as that term is defined in applicable SEC regulations, were: former President and CEO Dr. Joseph G. Morone; current President and CEO Olivier Jarrault; Chief Financial Officer John B. Cozzolino; President — Machine Clothing Daniel A. Halftermeyer; Senior Vice President and Chief Technology Officer Robert Hansen; and Vice President, General Counsel & Secretary Charles J. Silva, Jr. (Although Dr. Morone retired on March 2, 2018, he is still deemed an NEO for 2018 under applicable rules.)

     The discussion is presented in three parts. The first part sets forth the compensation philosophy and objectives of the Compensation Committee (the “Committee”), identifies the different elements of compensation, describes the structure of the 2018 compensation program, and explains the various matters taken into consideration by the Committee when adopting compensation policies or making compensation decisions. The second part reports the compensation earned by our NEOs based on the Company’s 2018 performance. The final part sets out the 2018 compensation actually earned by, awarded to, or available to the NEOs in the tables prescribed by SEC rules.

PART I

Compensation Philosophy and Objectives

     The Committee’s compensation philosophy continues to be that we will compensate the Company’s executives based on their individual importance in achieving the Company’s strategic objectives, consistent with competitive market practices and taking internal equity into account. The principal objectives of our executive compensation program are (1) to enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated executives whose performance will substantially enhance the Company’s performance, and (2) to structure elements of compensation so that performance consistent with delivering shareholder value and achieving the Company’s annual and long-term goals is suitably rewarded, whilst being cautious not to encourage excessive risk. To further these objectives, the program utilizes both long- and short-term performance-based compensation components paid in cash and equity, designed with a focus on total direct compensation targets which the Committee aspires to establish at or around the 50th percentile of the Company’s peer benchmarking group.

Shareholder “Say on Pay”

     For 2018, the Committee once again implemented the same compensation program structure it has used since 2010. Although the results of the 2018 “say on pay” vote were not available when the Committee was adopting the 2018 compensation program in February 2018, voting results from prior years had a significant impact on that decision. In 2017, shareholders representing 99.7% of the votes cast expressed approval of the Company’s executive compensation. In 2018, the votes for approval represented 83.3% of the votes cast.

Roles in Structuring Compensation

The Role of Compensation Committee

     The Committee is responsible for reviewing and approving compensation for all of our executive officers. The Committee considers, adopts, reviews, and revises the various compensation plans, programs and guidelines, and reviews and determines all components of each executive officer’s compensation. The Committee also reports to, and receives feedback from, the full Board of Directors each quarter. With respect to CEO compensation, the determination of the Committee reflects advice and input from the full Board of Directors, and takes into account the full Board’s assessment of CEO performance.

The Role of the Compensation Consultant

     The Committee retains Pearl Meyer & Partners (“PMP”) as an executive compensation consultant to provide benchmarking and comparative compensation analysis. PMP’s findings and recommendations form part of the basis used in the ongoing review and design of the Company’s compensation programs. Their analysis is normally performed annually in the case of the Company’s CEO, CFO and business unit Presidents, and periodically with respect to other members of the senior management team. Analyses completed by PMP in late 2017 and early 2018 were considered by the Committee when establishing 2018 total direct compensation targets and base salary increases. In addition, PMP was retained and provided compensation consulting services in connection with (1) the CEO search process which culminated in the hiring of Mr. Jarrault, (2) the adoption of a new peer group (see page 20) and (3) the changes to director compensation enacted in 2018.

The Role of Executive Officers

     The Committee’s Charter provides that input from management is expected, and in some instances required, in connection with the Committee’s exercise of its responsibilities. Company management does make recommendations to the Committee from time to time regarding the elimination or modification of existing benefit plans, or the adoption of new plans. In addition, although the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, such ranges and changes are typically proposed to the Committee by the Company’s CEO after consultation with personnel from the Company’s Human Resources function.

Elements of Compensation

     The Company’s executive compensation program incorporates several components of compensation. Not every component need be granted, or made available, to all executives. Flexibility in the use of each discrete component provides the Committee the ability to adjust to changes in market conditions and for performance. This flexibility is evidenced in the Committee’s practice of adjusting the allocation between long- and short-term compensation, and in its varying use of cash and non-cash elements. In 2018, the principal components of the executive compensation program were:

Base Salary

     Annual base salary constitutes the core cash portion of the compensation for every member of management, including the NEOs. In determining the appropriate amount to be established as base salary, the Committee considers benchmarking data, the executive’s past performance, his or her individual importance to the Company and internal equity.

Annual Incentive Plan

     The Company provides certain managers an opportunity to earn an annual cash incentive bonus. These bonus opportunities are established pursuant to the Company’s 2017 Incentive Plan. Although the amount of the bonus actually paid to a manager is determined by the Committee in its sole discretion, it is generally based on Company, business unit, and/or individual performance against established targets during the previous year. Target bonus opportunities are established as a percentage of base salary. The Committee generally excludes the senior management team (consisting of the CEO and approximately two to five top executives working most closely to him) from the annual cash incentive bonus, and did so again in 2018. Instead, the senior management team is granted MPP and APP Performance Awards, as described below. Participation in the annual cash incentive bonus program is limited to approximately 350-400 managers worldwide.

     Under the annual incentive plan, a bonus at the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular year have been achieved. Lesser cash incentives may be paid if such performance levels are not achieved, and larger incentives will be paid if performance exceeds such levels. Threshold performance levels are also established and performance below the threshold levels would generally result in no bonus being earned. Maximum performance levels are also established. The threshold, target and maximum performance levels are established by reference to the annual operating plan approved by the Board of Directors.

Performance Awards

     Performance Awards are granted pursuant to the Company’s 2011 or 2017 Incentive Plans to the senior executive team only. They are designed to reward performance. In granting Performance Awards, the Committee considers (1) the alignment between the performance goals and the Company’s business objectives, (2) advice from its executive compensation consultant regarding the total value of the awards as a percentage of total direct compensation, as well as the ideal frequency of various award outcomes, and (3) the amounts of Performance Awards actually earned in prior years.

     The performance period for the short-term performance incentive awards granted in 2018 was the 2018 fiscal year. This annual performance period award (the “APP Performance Award”) entitled the recipient to receive between 0% and 200% of the target award, denominated as a dollar amount, based on the extent to which certain performance goals were attained during 2018. Once determined, the awards were paid out in full in cash in March 2019. The performance period for the long-term performance incentive awards granted in 2018 runs from January 1, 2018 through December 31, 2020. This multi-year performance period award (the “MPP Performance Award”) entitles the recipient to receive between 0% and 200% of the target award, denominated in shares, based on the extent to which certain cumulative performance goals were attained at the end of the three-year performance period. Once determined, the awards will be paid out in full in stock in early 2020.

     When establishing performance goals for all performance-based incentive compensation, the Committee intends that there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met. The performance measurement metrics and goals for the 2018 performance-based incentive compensation program were drawn from the annual operating plan approved by the Board of Directors for 2018.

Performance Phantom Stock

     Performance Phantom Stock is granted pursuant to the Company’s Performance Phantom Stock Plan (“Performance Stock Plan”). These grants function as a retention incentive, but with a performance component. The size of any grant is determined primarily on the basis of salary and grade level, internal equity, consideration of the employee’s value to the Company, and the retentive effect of previously awarded incentives that remain outstanding. The number of units ultimately earned depends on Company performance measured against corporate-wide goals established at the beginning of the one-year performance period. Members of the senior management team have not participated in, and are not expected to participate in, this plan. These grants are targeted to approximately 125-150 top managers just below the senior management team, who also participate in the annual cash incentive bonus program.

Restricted Stock Units

     Restricted Stock Units (“RSUs”) can be granted pursuant to the Company’s Restricted Stock Unit Plan (“RSU Plan”) to function primarily as retention incentives, but they have been used only rarely since 2010. From time to time, however, both before and after 2011, the RSU Plan has been be utilized to make special grants to members of the senior management team as part of special executive retention incentives. In those times, grants have been made to individual members of the senior management team, under unique situations, and not to the group as a whole. In 2018 the Committee awarded two RSU grants to members of the senior management team. Mr. Jarrault was awarded 23,567 units upon joining the Company on March 2, 2018, and Mr. Halftermeyer was awarded 12,853 units on August 31, 2018.

Other Plans and Programs

     In addition to the foregoing, the Company maintains a tax-qualified 401(k) defined contribution plan in which all U.S. employees are generally eligible to participate. Under the 401(k) plan, a participant is entitled to contribute up to 100% of his or her income (subject to IRS-imposed limitations). The Company will match contributions made by the employee under the Plan, up to a maximum of 5% of the employee’s pre-tax income. The Company also maintains a profit-sharing plan for all eligible U.S. employees. Under the profit-sharing plan, the Company makes an additional, discretionary profit-sharing contribution to the accounts of eligible participants in the 401(k) plan. The amount of the contribution has generally been determined using the same formula used to determine the Company’s CEO’s performance under his annual APP performance award. The actual amount is determined by the Committee in its sole discretion, and typically amounts to between 1% and 2.5% of each participant’s annual salary. The contributions are made in cash and allocated to investments chosen by plan participants.

     The Company maintains a tax-qualified defined benefit plan (i.e., a pension plan) in which all salaried and most hourly U.S. employees who began their employment before October 1, 1998 participate. The Company also maintains a related supplemental executive retirement plan. NEOs who are U.S. employees and who were hired before such date accrued retirement benefits under these plans in accordance with their terms until February 28, 2009. These plans were both amended as of that date so that no additional benefits would accrue to any plan participant, effectively freezing the future benefits of any participant based on their years of service and highest earned salaries as of such date.

     The amounts to which executives are entitled under these plans are dictated by the terms of the plans themselves. These are tax-qualified, nondiscriminatory plans, which apply equally to all eligible employees of the Company. The Committee is made aware of the accrued value of these entitlements when making determinations regarding executive compensation (including the NEOs), but an executive’s benefits under these plans have generally had no direct bearing on its determinations. The Committee believes that the accumulation of benefits under these plans should have no impact on its objective of compensating individuals based upon their individual importance to the Company in achieving annual and strategic objectives.

     Employees located outside of the United States may enjoy benefits under local government-mandated retirement or pension plans, as well as supplementary pension or retirement plans sponsored by local Company affiliates. Mr. Halftermeyer is the only NEO employed outside of the United States. As a French citizen serving as an employee of a Swiss subsidiary of the Company while on an international assignment, he accrues benefits under both a private pension plan maintained by the Swiss subsidiary as required by Swiss law, and as an expatriate under a French government-sponsored pension program. The Company pays both the employer and employee contributions to this program in order to maintain Mr. Halftermeyer’s participation during his expatriation.

The amounts paid by the Company toward both pension plans during 2018 are reported in the “Summary Compensation Table” on page 24, and the present value of the benefits accumulated under the Swiss private pension plan are reported in the “PENSION BENEFITS” table on page 32.

Structuring the 2018 Compensation Program — Pay for Performance

     The first step to determining 2018 compensation for NEOs was to establish a total direct compensation target for each executive. The Committee considers benchmarking data as well as the executive’s past performance and his or her individual importance to the Company when establishing such targets. The Committee considers the total direct compensation target and base salary paid to similarly-situated executives at companies included in its benchmarking group (see page 20). It also notes the mean and median compensation paid to executives in the benchmarking group, and compares those amounts to the amounts awarded to the Company’s own executives in prior years. The Committee generally seeks to establish total direct compensation targets at or around the 50th percentile of the benchmarking group.

     Once total direct compensation targets are established, the Committee selects the compensation elements to be used, and allocates the targeted compensation among the selected components. In making these determinations, the Committee reviews the mix of the compensation paid to executives in the benchmarking group, focusing on long-term and short-term compensation, fixed and variable components, and the ratio of earned compensation paid as equity or cash. The Committee determined that the 2018 total direct compensation target opportunities for NEOs would be paid as base salary, and through short-term and long-term incentive compensation awards. Generally, for 2018 as in prior years, the Committee sought to allocate approximately 35% of the total direct compensation target in the form of a long-term performance incentive award (i.e., the MPP Performance Award), after which it determined the appropriate base salary to be paid to the executive. The remainder of the target would then be allocated to the short-term performance incentive award (i.e., the APP Performance Award) target payout. However, upon the hiring of Mr. Jarrault, 50% of his initial total direct compensation target was allocated to his long-term performance initiative award, in line with current market practice.

     After the total direct compensation target was allocated among these components, the Committee established the performance measurement metrics and goals against which each NEO’s performance would be judged to determine how much of the incentive compensation, if any, would be earned by that NEO at the end of 2018. Lastly, the Committee determined the form in which each component should be paid, if earned. Base salary and the short-term incentive award were both established as cash compensation, while long-term performance incentive awards was determined to be payable in equity.

2018 NEO Compensation Opportunities

     Following the structure described above, the Committee established a total direct compensation target for each of the Company’s NEOs for 2018 as follows:

NEO	2018 Total Direct Compensation Target		2017 Total Direct Compensation Target	% Change
Joseph G. Morone	$	N/A	$4,110,000	N/A %
Olivier Jarrault		$3,100,000	N/A	N/A
John B. Cozzolino		$1,427,000	$1,400,000	2%
Daniel A. Halftermeyer		$1,150,000	$1,150,000	0%
Robert A. Hansen		$662,000	$662,000	0%
Charles J. Silva		$647,000	$628,000	3%

     The Committee then determined the amount of the total direct compensation target that should be paid as base salary.

NEO	2018 Base Salary	% of Total Direct Target	2017 to 2018 % Change
Morone	$865,000	21%	0%
Jarrault	$775,000	26%	N/A
Cozzolino	$456,187	32%	0%
Halftermeyer	$479,980	41.7%	0%
Hansen	$299,000	45%	0%
Silva	$393,000	60%	2.8%

     The Committee opted not to change the base salary for Messrs. Cozzolino, Halftermeyer or Hansen in 2018, in order to keep them aligned with benchmark data.

     Lastly, the Committee determined the proper allocation between stock and cash for the performance awards. For 2018, the MPP Performance Award allocation was 100% stock, and a distinct target share opportunity was identified. The calculation of the MPP Performance Award target share opportunity used an estimated average future stock price. For the APP Performance Award, the allocation was 100% cash, and a target dollar amount was identified in the award agreement. The following table sets forth the target opportunities established for each of the NEOs for the MPP Performance Award and the APP Performance Award.

NEO	APP Opportunity Cash	MPP Opportunity Shares
Morone	N/A	N/A
Jarrault	$775,000	23,396
Cozzolino	$454,000	7,804
Halftermeyer	$268,000	6,083

     Messrs. Hansen and Silva were not granted Performance Awards in 2018. Instead, and in keeping with the Committee’s decision to limit Performance Awards to the most senior executives for 2018, they, and other executive officers, were awarded grants of Performance Phantom Stock. Mr. Hansen’s 2018 award consisted of a grant of 3,690 shares of Performance Phantom Stock and Mr. Silva’s award consisted of 1,892 shares.

     Dr. Morone was not granted any performance awards in recognition of his pending retirement.

Other Compensation Polices and Considerations

Timing of Awards and Grants

     Base salary increases are determined by the Committee at its first meeting after completion of the fiscal year when all relevant data is available. This meeting typically occurs in February, with increases becoming effective in April. The Committee also typically approves Performance Award grants, annual cash incentive bonuses and Performance Phantom Stock grants at this meeting.

The Effect of Prior or Accumulated Compensation

     When considering each element of compensation, the Committee reviews historic compensation summaries for each executive officer and other members of the senior management team. These summaries show all material elements of annual and long-term compensation actually earned by each executive in the immediate prior year and, depending on the executive’s length of service, several years prior thereto. They also show the outstanding balances of RSU or Phantom Stock grants and any equity-based awards, and the unrealized gains on those balances. The Committee considers this information before approving new Performance Awards, base salary increases, or final annual cash incentive bonuses for the prior year. These summaries are used to determine how effectively past compensation practices satisfy the Committee’s objectives.

     Although these summaries provide insight into an executive’s accumulated compensation, it is the Committee’s view that neither the historical data nor any perceived wealth accumulation justifies a change in either the Committee’s current compensation philosophy or the elements of compensation employed. It is the Committee’s belief that an executive’s accumulated compensation is the result of his or her achievement of a series of objectives over time. Furthermore, it is the Company’s view that the effect of such accumulated compensation is not sufficient to call into question the Committee’s objective of compensating individuals based on their individual importance to the Company in achieving strategic objectives. The Committee views “realizable” future compensation as having been earned by the employee based on past employment and performance. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded. The Committee does not believe that the compensation paid to its executives, including the NEOs, or any individual element of that compensation, is lavish or extraordinary.

Independence of Compensation Consultant and Identity of Benchmarking Group

     For its 2018 benchmarking and comparative compensation analysis, the Committee again retained the services of PMP. The Committee has used the services of PMP since 2010. The Company paid PMP $44,845 in 2018, for services including such benchmarking and comparative compensation analysis as well as other services (see page 15). The Committee routinely assesses the independence of PMP using criteria established by the New York Stock Exchange and has consistently determined them to be independent.

     For 2018, PMP benchmarked individual compensation against a new peer group of companies approved by the Committee in 2017. In light of the growth of the AEC business unit, and the increasing impact it has to the overall Company performance, the Committee had asked PMP to review and assess the peer group to ensure (1) that it reflected the evolving size and scope of the Company’s two business units and (2) that it remained comparable in terms of revenue size, enterprise value and EBITDA. Upon completing its analysis, PMP recommended a new peer group consisting of 20 publicly traded U.S. companies (identified below) in the same or related industries with comparable revenues, employees, and international operations. The Committee adopted PMP’s recommendation and approved the use of this new peer group for both the changes to director compensation enacted in 2018 and the 2018 executive compensation benchmarking and comparative compensation analysis.

     The peer group of comparable publicly traded U.S. companies consisted of the following:

Teledyne Technologies Incorporated Woodward, Inc. Aerojet Rocketdyne Holdings, Inc. Barnes Group, Inc. Kadant, Inc. Tredegar Corp.	ESCO Technologies Inc. Donaldson Company, Inc. Esterline Technologies Corporation Kaman Corporation HEICO Corporation Neenah Paper, Inc. Lydall, Inc.	Astronics Corporation Curtiss-Wright Corporation Hexcel Corporation P. H. Glatfelter Company Xerium Technologies, Inc. TriMas Corporation Schweitzer-Maudit International, Inc.

     Representatives from PMP communicate directly with members of management as needed, including the Company’s CEO and personnel from the Human Resources function, with the acknowledgement and encouragement of the Committee. However, the consultant is retained by, instructed by, serves for, and reports to the Committee, and its main point of contact remains the Chairman of the Committee. Notwithstanding the use of a compensation consultant, the Committee is ultimately responsible for all compensation matters.

The Impact of Accounting or Tax Considerations

     When confronted with a choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company’s borrowing cost pursuant to its primary revolving credit facility.

Equity Ownership Requirements or Guidelines

     The Company’s Board of Directors has adopted stock ownership guidelines for the Company’s CEO, CFO and the Presidents of its business segments. Those guidelines provide that the CEO is expected to own and hold shares of the Company’s Common Stock (Class A or Class B) equal in value to three (3) times current base salary. The others are expected to own and hold shares equal in value to at least their base salary. There is no deadline by which these such targets should be attained, but at any time that the value of one’s holdings is less than his or her target, he or she will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options, and (2) all shares received upon a distribution of shares pursuant to the terms of any Performance Award (in each case, net of shares used, if any, to satisfy the exercise price, taxes, or commissions). Moreover, those subject to such guidelines are also expected to retain all future net grants of shares, except for sales approved by the CEO, or by the Board of Director in the case of a sale contemplated by the CEO. Mr. Jarrault has not yet reached the applicable guideline, but Messrs. Cozzolino and Halftermeyer each own shares of value equal to at least their base salary. (Dr. Morone had met the threshold before the time of his retirement.) The Committee does not believe that adoption of share ownership guidelines for other officers is warranted at this time.

     No officer, director or employee of the Company is permitted to purchase or use, directly, or indirectly, through family members or other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to offset or hedge any decrease in market value of Company securities.

Risk Assessment of Compensation Plans and Programs

     During 2018, the Committee, after reviewing its compensation plans and programs, particularly those components which are employed as part of the incentive compensation plans for the NEOs and other executives, re-affirmed its prior determinations that such plans and programs are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee compiled an inventory of all executive compensation plans and programs globally and evaluated those plans and programs as potential contributors to Company risks. The conclusion is based on the finding that the Company’s executive compensation structure consists of a balanced mix of components that utilize both equity and cash elements, impose caps on incentives, apply multiple performance measures, establish staggered performance and payout periods, and rely on the Committee’s use of discretion in approving final awards. The Committee also noted the Company’s policies related to severance, perquisites, and change-in-control provisions, as well as its adoption of clawback/recoupment mechanisms. During its discussion, the Committee recognized its own oversight responsibilities and noted that it requires all senior management incentive compensation calculations to be reviewed by its internal or external auditor. It then determined that its practices, coupled with the structure of the executive compensation plans and programs, appropriately mitigate any risks associated with compensation programs.

Employment Contracts — Named Executive Officers

     The Company entered into an Employment Agreement with Mr. Jarrault dated March 2, 2018, and amended July 25, 2018 and March 15, 2019, which provided that Mr. Jarrault would be hired as President and CEO commencing on March 2, 2018. Employment may be terminated by either party at any time. The Agreement provides for an initial base salary of $775,000, and the award of restricted stock units pursuant to the Company’s RSU Plan with a grant date value of $1.5 million, with one-third of that grant vesting on each of the first three (3) anniversaries of the grant. The Agreement also provides for an Annual Performance Award and Multi-year Performance Award, as more fully described above. The Agreement entitles Mr. Jarrault to four weeks of vacation with pay, or such greater amount as the Company’s vacation policy applicable to executive officers provides and entitles him to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, for example, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company. In addition, while the contract, as amended, requires that Mr. Jarrault will relocate to Rochester, New Hampshire no later than December 31, 2019, it also provides that in the interim the Company will reimburse him for all temporary living expenses, including housing, transportation and meals, grossed up for tax purposes. The Agreement includes a severance provision which is more fully described below. As of December 31, 2018, the Company had not entered into employment contracts with any other NEO.

PART II

2018 EXECUTIVE COMPENSATION EARNED

Performance Award Metrics and Goals

     The 2018 APP Performance Awards granted to NEOs contained performance measurement metrics and goals appropriate to that executive. In some cases, where appropriate, executives may share a metric and its related goal. The following table sets forth the metrics chosen for each NEO’s APP Performance Award, and the percentage that each metric counted toward the NEO’s overall performance. (The definitions of the listed metrics are contained in Exhibit A to this Proxy Statement.)

	2018 Weighted Corporate Performance Metric	2018 Global MC Cash Flow
Jarrault	100%	0%
Cozzolino	100%	0%
Halftermeyer	0%	100%

     The threshold, target and maximum goals for 2018 Weighted Corporate Performance Metric is determined in reference to the goals of the component parts of the metric as described in Exhibit A. The threshold, target and maximum goals for 2018 Global MC Cash Flow were as follows:

	Threshold	Target	Maximum
2018 Global MC Cash Flow	$100.1M	$166.8M	$233.6M

     The Performance Phantom Stock awards for Messrs. Hansen and Silva, like all other Performance Phantom Stock awards granted in 2018, contained only one performance measurement metric — 2018 Weighted Corporate Performance — which had the same target goals as stated in Mr. Jarrault’s and Mr. Cozzolino’s APP Performance Awards.

     The following table sets forth the metrics chosen for each NEO’s 2018 MPP Performance Award, and the percentage that each metric counted toward overall performance. In each case, these metrics are aggregated to reflect the three-year performance period, and the goals established as the cumulative projected results for each metric in 2018, 2019, and 2020. The Committee has determined that disclosing actual goals would result in competitive harm to the Company.

	Aggregate Adjusted Global AEC EBITDA excluding R&D	Aggregate Global MC Cash Flow
Jarrault	50%	50%
Cozzolino	50%	50%
Halftermeyer	0%	100%

     According to the applicable incentive plan and award agreements, the foregoing goals (including the threshold and maximum goals) are subject to subsequent adjustment in the event of unanticipated business developments during the applicable performance periods, such as acquisition or divestiture of business operations.

     The Committee purposefully chose to utilize cash flow metrics in both the short-term and long-term performance incentive grants. It was the Committee’s determination that creating an incentive for the senior executive team based on cash flow was consistent with the Company’s goals and strategies, and that a three-year performance period created sufficient balance against a one-year performance period.

Achievement of Goals and Awards Earned

     The Committee is responsible for reviewing performance against goals and establishing final incentive compensation payouts at the end of each performance period. It is at that point when the total direct compensation actually earned by the NEO can be determined. In early 2019, and based on the Company’s audited 2018 financial statements, the Committee determined one-year performance versus threshold, target and maximum goals for each performance metric. The Committee determined that 2018 Global MC Cash Flow was $193.8 million, representing an achievement of 140.4% of goal; that 2018 Adjusted Global AEC EBITDA excluding R&D was $70.8 million, representing an achievement of 110.3% of goal; and that 2018 Other Cash Flow (as defined in Exhibit A)

was -$49.5 million, representing an achievement of 113.8% of goal. Based on the foregoing, the Committee determined that overall achievement level of the 2018 Weighted Corporate Performance Metric goal amounted to 124.2%.

     Based upon the level of achievement of the foregoing performance measurement metrics, and following a proration for partial year service and the exercise of negative discretion, the Committee determined each NEO’s overall performance percentage achieved, and calculated the amount of APP Performance Award targets actually earned, as follows:

	Overall Performance Achievement	Cash Earned
Jarrault	124.2%	$802,125
Cozzolino	62.1%	$281,934
Halftermeyer	140.4%	$376,272

     Mr. Hansen earned 4,583 shares of Performance Phantom Stock. Mr. Silva earned 2,350 shares of Performance Phantom Stock.

     The performance period for MPP Performance Awards granted in 2018 runs through December 31, 2020. The Company considers compensation earned under an MPP Performance Award to have been earned over the entirety of the performance period. 2018 was also the final year of the three-year performance period for MPP Performance Awards granted in 2016. The metrics chosen for each NEO’s 2016 MPP Performance Award, and the percentage that each metric counted toward the NEO’s overall performance, are presented in the following table. The threshold, target and maximum goals for each metric are presented in the subsequent table.

	Aggregate Adjusted Global AEC EBITDA excluding R&D	Aggregate Global MC Cash Flow
Morone	40%	60%
Cozzolino	40%	60%
Halftermeyer	0%	100%

	Aggregate Adjusted Global AEC EBITDA excluding R&D	Aggregate Global MC Cash Flow
Threshold	$80.4M	$349.4M
Target	$125.6M	$499.2M
Maximum	$195.9M	$698.9M

     Messrs. Hansen and Silva were not granted MPP Performance Awards in 2016.

     In early 2019, based on the Company’s audited financial statements for 2016 through 2018 (which include each year in the performance period), the Committee determined performance versus threshold, target and maximum goals for each of the foregoing performance metrics. The Committee determined that Aggregate Global MC Cash Flow over the three-year period was $555.8 million, representing an achievement of 128.3% of target; and that Aggregate Adjusted Global AEC EBITDA excluding R&D was $134.5 million, representing an achievement of 112.7% of target.

     Based on the level of achievement of the foregoing performance measurement metrics, and following a proration for partial years of service and the exercise of negative discretion, the Committee determined each NEO’s overall performance percentage achieved and calculated the amount of MPP Performance Award targets actually earned, as follows:

	Morone	Cozzolino	Halftermeyer
Overall Performance Achievement	122.1%	101.7%	128.3%
Shares Earned	18,420	7,595	7,870
Cash Earned	$483,456	$199,332	$206,563

PART III

REQUIRED COMPENSATION TABLES

Summary Compensation Table

     The following table sets forth information concerning the compensation of the Named Executive Officers for 2016, 2017 and 2018.

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Nonequity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total ($)

Joseph G. Morone,	2016	840,480		0	1,449,577	—	1,771,180	(5)	0	14,453	(6)	4,075,690
Former- President	2017	858,869		0	1,531,063	—	1,558,588	(7)	0	12,990	(8)	3,961,510
and CEO	2018	147,494		0	0	—	0		0	7,968	(9)	155,462

Olivier Jarrault,	2018	645,833			3,000,000		804,875	(10)	0	183,444	(11)	4,634,152
Current President
and CEO

John B. Cozzolino,	2016	452,865		0	501,281	—	472,099	(12)	14,000	14,751	(13)	1,454,996
Chief Financial Officer	2017	456,186		0	481,063	—	386,796	(14)	19,000	11,016	(15)	1,354,061
	2018	456,187		0	517,000	—	288,809	(16)	15,000	10,587	(17)	1,287,583

Daniel A. Halftermeyer,	2016	662,512	(18)	0	359,134	—	318,302	(19)	20,939	224,454	(18,20)	1,585,341
President, Machine	2017	635,250	(21)	0	359,972	—	324,015	(22)	17,921	226,971	(21,23)	1,564,129
Clothing	2018	639,518	(24)	0	1,403,000	—	376,272	(25)	11,914	230,712	(24,26)	2,661,416

Robert A. Hansen,	2016	295,520		144,332	256,838	—	6,307	(27)	62,000	15,398	(28)	780,395
Sr. VP and Chief	2017	298,580		137,997	333,016	—	4,860	(29)	67,000	15,659	(30)	857,112
Technology Officer	2018	298,580		138,601	246,308	—	6,875	(31)	38,000	15,580	(33)	743,944

Charles J. Silva, Jr	2016	375,916		151,968	113,699	—	6,307	(33)	29,000	14,517	(34)	691,407
VP, General	2017	382,221		117,350	114,511	—	4,860	(35)	34,000	14,767	(36)	667,709
Counsel & Secretary	2018	390,305		164,818	126,291	—	6,875	(37)	23,000	14,671	(38)	725,960

(1)	The figure provided represents the Annual Incentive Plan bonus earned, or any additional discretionary bonus awarded, during that year, if any, for performance during that year, but which was actually paid in the subsequent year.
(2)	The figure provided for each year represents the grant date fair value, in dollars, of (a) the target share amounts contained in any Performance Awards granted during that year under the 2011 Incentive Plan or 2017 Incentive Plan, (b) all Restricted Stock Units granted in that year under the Company’s Restricted Stock Unit Plan, and/or (c) all Performance Phantom Stock granted in that year under the Company’s Performance Stock Plan. In all cases, the total presented is the aggregate grant date fair value computed in accordance with FASB ASC Item 718.
(3)	No options have been granted since 2002.
(4)	The figure provided for each year represents the aggregate change in the actuarial present value of each NEO’s (except Mr. Halftermeyer’s) accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the prior year. The change is calculated between the pension plan measurement dates used by the Company for financial statement reporting purposes in each year. The figure also reflects any changes in actuarial assumptions. Reference is made to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for a discussion of these assumptions. The figure provided for Mr. Halftermeyer represents the change in present value of the private pension purchased for Mr. Halftermeyer through a Swiss insurance company in accordance with Swiss law (see footnote 4 to the “PENSION BENEFITS” table on page 32). There were no above-market or preferential earnings during 2016, 2017, or 2018 for any of the NEOs under any deferred compensation plans.

(5)	Includes (a) profit-sharing of $6,307 under the Company’s U.S. profit-sharing plan; (b) $1,216,633, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2016 and paid during 2017; and (c) $548,240, the target cash amount set forth in his MPP Performance Award granted in 2016 under the 2011 Incentive Plan, payable in 2019 based on performance during the three-year performance period.
(6)	Includes (a) Company-matching contributions of $11,969 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,484 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(7)	Includes (a) profit-sharing of $4,860 under the Company’s U.S. profit-sharing plan; (b) $978,328, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2017 and paid during 2018; and (c) $575,400, the target cash amount set forth in his MPP Performance Award granted in 2017 under the 2011 Incentive Plan, payable in 2020 based on performance during the three-year performance period.
(8)	Includes (a) Company-matching contributions of $10,506 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,484 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(9)	Includes (a) Company-matching contributions of $7,374 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $594 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(10)	Includes (a) profit-sharing of $2,750 under the Company’s U.S. profit-sharing plan and (b) $802,125, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2018 and paid during 2019.
(11)	Includes (a) Company-matching contributions of $10,520 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; and (b) a premium of $1,192 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer; and (c) expenses of $171,731 related to the NEO’s temporary travel and housing, consisting of housing ($32,840), travel and and living expenses ($78,588), car lease ($14,871) and tax adjustments ($45,432).
(12)	Includes (a) profit-sharing of $6,307 under the Company’s U.S. profit-sharing plan; (b) $269,792, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2016 and paid during 2017; and (c) $196,000, the target cash amount set forth in his MPP Performance Award granted in 2016 under the 2011 Incentive Plan, payable in 2019 based on performance during the three-year performance period.
(13)	Includes (a) Company-matching contributions of $13,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,501 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(14)	Includes (a) profit-sharing of $4,860 under the Company’s U.S. profit-sharing plan; (b) $185,936, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2017 and paid during 2018; and (c) $196,000, the target cash amount set forth in his MPP Performance Award granted in 2017 under the 2011 Incentive Plan, payable in 2020 based on performance during the three-year performance period.
(15)	Includes (a) Company-matching contributions of $9,504 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,512 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(16)	Includes (a) profit-sharing of $6,875 under the Company’s U.S. profit-sharing plan; and (b) 281,934, the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan, in each case earned during 2018 and paid during 2019.
(17)	Includes (a) Company-matching contributions of $9,503 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,084 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(18)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.1069 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.0154 dollars per Swiss franc, which are the rates used by the Company in its 2016 Consolidated Statements of Income and Retained Earnings.
(19)	Includes (a) $157,302, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2016 and paid during 2017; and (b) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2016 under the 2011 Incentive Plan, payable in 2019 based on performance during the three-year performance period.

(20)	Includes (a) a premium of $23,314 paid by the Company with respect to maintenance of private Swiss health insurance coverage; (b) contributions of $102,098 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $36,755 was the officer’s employee contribution paid by the Company); (c) expenses of $97,215 related to the NEO’s international assignment, consisting of housing ($64,305) and tax adjustments ($32,910); and (d) perquisites of $1,827, valued on the basis of the taxable benefit for the private use of a Company car.
(21)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.1284 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.016 dollars per Swiss franc, which are the rates used by the Company in its 2017 Consolidated Statements of Income and Retained Earnings.
(22)	Includes (a) $163,015, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2017 and paid during 2018; and (b) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2017 under the 2011 Incentive Plan, payable in 2020 based on performance during the three-year performance period.
(23)	Includes (a) a premium of $27,855 paid by the Company with respect to maintenance of private Swiss health insurance coverage; (b) contributions of $105,825 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $38,096 was the officer’s employee contribution paid by the Company); (c) expenses of $91,491 related to the NEO’s international assignment, consisting of housing ($59,375) and tax adjustments ($32,116); and (d) perquisites of $1,800, valued on the basis of the taxable benefit for the private use of a Company car.
(24)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.18085 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.02247 dollars per Swiss franc, which are the rates used by the Company in its 2018 Consolidated Statements of Income and Retained Earnings.
(25)	Represents the actual cash award received relative to his APP Performance Award granted under the 2017 Incentive Plan earned during 2018 and paid during 2019.
(26)	Includes (a) a premium of $27,052 paid by the Company with respect to maintenance of private Swiss health insurance coverage; (b) contributions of $112,146 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $40,361 was the officer’s employee contribution paid by the Company); (c) expenses of $89,674 related to the NEO’s international assignment, consisting of housing ($59,753) and tax adjustments ($29,921); and (d) perquisites of $1,840, valued on the basis of the taxable benefit for the private use of a Company car.
(27)	Consists of profit-sharing of $6,307 under the Company’s U.S. profit-sharing plan.
(28)	Includes (a) Company-matching contributions of $13,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; (b) a premium of $979 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer; and (c) patent awards totaling $1,169.
(29)	Consists of profit-sharing of $4,860 under the Company’s U.S. profit-sharing plan.
(30)	Includes (a) Company-matching contributions of $13,500 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $990 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) patent awards totaling $1,169.
(31)	Includes (a) profit-sharing of $6,875 under the Company’s U.S. profit-sharing plan.
(32)	Includes (a) Company-matching contributions of $13,750 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $710 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) patent awards totaling $1,120.
(33)	Consists of profit-sharing of $6,307 under the Company’s U.S. profit-sharing plan.
(34)	Includes (a) Company-matching contributions of $13,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan; and (b) a premium of $1,267 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(35)	Consists of profit-sharing of $4,860 under the Company’s U.S. profit-sharing plan.

(36)	Includes (a) Company-matching contributions of $13,450 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,267 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(37)	Consists of profit-sharing of $6,875 under the Company’s U.S. profit-sharing plan.
(38)	Includes (a) Company-matching contributions of $13,750 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $921 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.

CEO Pay Ratio

     We are required to disclose:

•	the median annual total compensation of all of our employees, excluding our CEO;
•	the annual total compensation of our CEO; and
•	the ratio between those two amounts.

     Mr. Jarrault’s total compensation for 2018 as reported in the Summary Compensation Table above was $4,634,152. Using the same format, the following table presents the median annual total compensation of all our employees in 2018 (excluding Mr. Jarrault):

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Median Employee(1)	2018	37,713	0	0	0 0	847(2)	6,945	15,686(3)	61,191

(1)	All amounts shown represents the amount paid in Canadian dollars, translated into U.S. dollars at the rate of 0.77169 US. dollars per Canadian dollar, which is the rate used by the Company in its 2018 Consolidated Statements of Income and Retained Earnings.
(2)	Represents payout of a plant-wide quality and production bonus.
(3)	Includes (a) a Company-matching contribution of $868 under the employee’s account under the Canadian subsidiary’s defined contribution savings plan, (b) premiums totaling $898 paid by the Company with respect to life and other insurance for the benefit of the employee or her beneficiaries, (c) contributions of $2,440 to maintain the employee in Canadian social programs, including state health and pension schemes, (d) premiums totaling $2,734 for supplemental health and dental plans for the benefit of employee and her family, (e) payment of a vacation premium of $3,811, and (f) a defined contribution pension contribution of $4,935.

     The ratio of the two amounts is 75.7:1.00.

     To perform this calculation, we started with the total number of employees working for the Company and its subsidiaries worldwide as of November 1, 2017; we used our entire worldwide employee population, and did not use statistical sampling. We then determined total compensation paid to each employee for all of 2017, excluding only changes in value of any vested pension benefits, as we concluded that it would have been extremely burdensome to determine such changes for all employees. Each employee’s total compensation was then translated into U.S. dollars using the exchange rate applicable to each employee’s country of employment, as used by the Company in its 2017 Consolidated Statements of Income and Retained Earnings. On this basis, we determined that our median employee, for the purposes of this disclosure, was an employee of our Canadian subsidiary in Perth, Ontario, who had a vested pension benefit.

     As is permitted by the applicable regulations, we have determined that there has been no change in our employee population or compensation arrangements that we would expect to result in a significant change to this disclosure, and have therefore used this same employee as the comparator for the purposes of this disclosure. The above table sets forth her compensation during 2018 translated into U.S. dollars using the Canadian exchange rate used by the Company in its 2018 Consolidated Statements of Income and Retained Earnings, including the change in the value of her pension during 2018, excluding any cost-of-living or annualization adjustments.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Nonequity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities or Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Value of Stock and Option Awards(5) ($)
Olivier Jarrault	2/23/18	387,500	775,000	1,550,000	11,698	23,396	46,792	23,567(3)			3,024,101

John B. Cozzolino	2/23/18	227,000	454,000	908,000	3,902	7,804	15,608				517,015

Daniel A. Halftermeyer	2/23/18	134,000	268,000	536,000	3,402	6,083	12,166	12,853(3)			1,402,962

Robert A. Hansen	2/22/18	65,500	131,000	262,000				3,690(4)			246,308

Charles J. Silva, Jr.	2/22/18	67,500	135,000	270,000				1,892(4)			126,308

(1)	Except for Messrs. Hansen and Silva, each award represents the target cash amount established for the officer in early 2018 in the APP Performance Awards granted to that officer under the 2017 Incentive Plan. For Messrs. Hansen and Silva, the amount represents their target cash bonus opportunity under the annual incentive plan.
(2)	Awards represent the target share amount established for each officer in the MPP Performance Awards, consisting of a target number of shares of Class A Common Stock.
Each Performance Award entitled the NEO to receive from 50% (for attaining performance at the threshold level) to as much as 200% (for attaining performance at the maximum level) of such target, based on the extent to which he or she attained certain performance goals during the performance periods. The performance conditions at each of the threshold, target, and maximum levels in the Performance Awards granted to each of the NEOs are described above (see page 22). The APP Performance Award agreements provide that a recipient whose employment terminated for any reason during 2018 would not be entitled to any portion of the award. The MPP Performance Award agreements provide that a recipient whose employment terminated for any reason during the three-year performance period would be entitled to a pro-rata portion of the foregoing awards. After 2018, the extent to which performance goals were attained under the Performance Phantom Stock grants was determined, and the actual number of shares awarded to each NEO is set forth in this proxy statement in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 29.
(3)	Awards made under the RSU Plan. Upon vesting, each RSU is paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. In lieu of cash dividends, the holder of the RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder.
(4)	Awards made under the Phantom Stock Plan. Upon vesting, each phantom stock unit RSU is paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. Dividends do not accrue to phantom stock units.
(5)	Except for Messrs. Hansen and Mr. Silva, computed by adding grant date fair value of the MPP Performance Award, plus the grant date fair value of the RSU award, if any. The amount reported for Messrs. Hansen and Mr. Silva is the grant date fair value of his Performance Phantom Stock Award. In accordance with FASB ASC Topic 718, the grant date fair value of the MPP Performance Award targets and the Performance Phantom Stock Award targets denominated in shares, was determined to be the product of the target number of shares awarded multiplied by either (a) $66.75, the closing market price on February 22, 2018, the grant date of the Performance Phantom Stock Awards or (b) $66.25, the closing market price on February 23, 2018, the grant date of the Performance Awards, as it was expected that the probable outcome of the performance conditions would lead to the achievement of the target number of shares. The grant date fair value of the RSU awards were determined by the product of the number of units granted multiplied by either (1) $62.55, the closing market price on March 2, 2019, the grant date to Mr. Jarrault, or $77.80, the closing market price on August 28, 2018, the grant date to Mr. Halftermeyer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value(1) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market(1) or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph G. Morone	—	—	—	—	—	—		—	18,420	(2)	1,149,776
	—	—	—	—	—	—		—	17,070	(3)	1,065,509

Olivier Jarrault	—	—	—	—	—	—		—	23,396	(4)	1,460,378
	—	—	—	—	—	23,747	(5)	1,482,288	—		—
	—	—	—	—	—

John Cozzolino	—	—	—	—	—	—		—	7,595	(2)	474,080
	—	—	—	—	—	—		—	5,816	(3)	363,035
	—	—	—	—	—	—		—	7,804	(4)	487,126
	300	0	—	20.6300	11/7/2022	—		—	—		—

Daniel Halftermeyer	—	—	—	—	—	—		—	7,870	(2)	491,245
	—	—	—	—	—	—		—	4,777	(3)	298,180
	—	—	—	—	—	—		—	6,083	(4)	379,701
	—	—	—	—	—	12,881	(6)	804,032	—		—

Robert Hansen	—	—	—	—	—	4,583	(7,8)	286,071	—		—
	—	—	—	—	—	3,533	(7,9)	220,530	—		—
	—	—	—	—	—	5,060	(7,10)	315,845	—		—
	200	0	—	—	—	—		—	—		—
	450	0	—	—	—	—		—	—		—
	600	0	—	—	—	—		—	—		—
	1000	0	—	—	—	—		—	—		—

Charles J. Silva, Jr	—	—	—	—	—	2,350	(7,8)	146,687	—		—
	—	—	—	—	—	1,766	(7,9)	110,234	—		—
	—	—	—	—	—	2,240	(7,10)	139,821	—		—
	—	—	—	—	—	1,205	(7,11)	75,216	—		—
	—	—	—	—	—	470	(7,12)	29,337	—		—
	—	—	—	—	—	—		—	—		—

(1)	Based on closing market price on December 31, 2018, of $62.42.
(2)	Represents the shares actually earned by the NEO with respect to the MPP Performance Award granted to the NEO in 2016 under the 2011 Incentive Plan. These shares were earned based on performance during 2016, 2017 and 2018, and paid in 2019. None of the balance reported was earned as of December 31, 2018. As of January 1, 2019, 100% of the balance reported became vested, and these balances were distributed, in stock, on or about March 11, 2019.
(3)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2017 under the 2011 Incentive Plan. This share target is earned based on performance during 2017, 2018 and 2019, and paid in 2020. None of the balance reported was earned as of December 31, 2018.
(4)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2018 under the 2017 Incentive Plan. This share target is earned based on performance during 2018, 2019 and 2020, and paid in 2021. None of the balance reported was earned as of December 31, 2018. These awards are a part of those included in the “GRANTS OF PLAN-BASED AWARDS” table on page 28.

(5)	Restricted Stock Units granted under the Restricted Stock Unit Plan. One-third of the balance will vest and be payable on March 1 in each 2019, 2020, and 2021.
(6)	Restricted Stock Units granted under the Restricted Stock Unit Plan. One-third of the balance will vest and be payable on September 1 in each 2019, 2020, and 2021.
(7)	Performance Phantom Stock granted under the Performance Stock Plan
(8)	Represents shares actually earned by the NEO with respect to the Performance Phantom Stock Award granted in 2018 and based on 2018 performance. Although shares are not earned until January 1, 2019, the Company has determined to treat them as earned during 2018 and therefore outstanding at 2018 year-end solely for purposes of this disclosure. These awards are included in the “GRANTS OF PLAN-BASED AWARDS” table on page 28. As of January 1, 2019, 100% of the balance reported became earned, and one-fifth of the balances will vest and become payable on March 15 in each 2019, 2020, 2021, 2022 and 2023.
(9)	One-fourth of the balance reported will vest and be payable on March 15 in each 2019, 2020, 2021 and 2022.
(10)	One third of the balance reported will vest and be payable on March 15 in each 2019, 2020 and 2021.
(11)	One-half of the balance reported will vest and be payable on March 15 in each 2019 and 2020.
(12)	The balance reported vested and became payable on March 15, 2019.

Description of Equity Awards

     Equity awards referred to in the foregoing table include the following:

     Stock Options. All of the options in the foregoing table were granted prior to 2002. Each option is fully vested and exercisable. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant.

     Restricted Stock Units. RSUs granted under the RSU Plan are, upon vesting, paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) RSU awards generally vest as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. However, differing vesting schedules are permitted under the terms of the RSU Plan and have been used in special circumstances; such was the case with the special executive-retention incentives granted to certain key executives in 2018. In the event of termination of employment, all unvested RSUs terminate without payment, except that in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

     Performance Phantom Stock. Grants under the Performance Phantom Stock plan are denominated as share targets, but no shares of Class A Common Stock are actually issued or issuable under the Plan, nor is there an exercise price. Instead, upon vesting, the earned shares are paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. Each award entitles the recipient to earn and be credited with between 0% and 150% of the target award, based on the extent to which he or she attained certain performance goals during the annual performance period. Once the number of shares earned is determined, the awards generally vest as to 20% of the earned shares on the last day of February in each of the first five years following the performance period, but only if the holder is then employed by the Company or a subsidiary. Award recipients are not credited with additional shares based upon the payment of dividends. The performance period for the 2018 grants runs from January 1, 2018 through December 31, 2018, and payout on earned shares runs through February 2023.

     Performance-based Incentive Awards. The performance-based incentive awards described in the foregoing table were granted under the Company’s 2011 Incentive Plan or the 2017 Incentive Plan.

     Beginning in 2010, the performance-based incentive awards were structured in the form of the APP and MPP Performance Awards described above. Through 2017, these awards each established both share and cash targets, which are paid out as denominated when earned. However, beginning in 2018 The APP Performance Award is paid completely in cash and the MPP Performance Award is paid completely in equity. An APP Performance Award is cancelled if the recipient’s employment is terminated for any reason during the performance period. If the employment is terminated after the performance period, but prior to distribution of the award, the recipient is entitled to receive 100% of the earned award on the distribution date provided his or her employment is not terminated for “cause.” A recipient whose employment is terminated for “cause” forfeits any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. An MPP Performance Award is cancelled only in the event the recipient’s employment is terminated for “cause,” in which case he or she would not be entitled to any payments unless the Committee or a Performance Committee of the Board determines otherwise in its absolute discretion. In the event a recipient’s employment is terminated for any other reason, the MPP Performance Award is not cancelled but the vesting ceases as of the date of termination. The recipient would then be entitled to a pro-rata payment for the amount that vested. Such payment would be based on achievement of the performance goals at the end of the performance period and would be made on the distribution date established in the award.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph G. Morone	—	—	—	—	26,721(2)	1,660,710
	—	—	—	—	10,424(3)	647,852

John B. Cozzolino	—	—	—	—	8,871(2)	551,333
	—	—	—	—	2,972(3)	184,710

Daniel A. Halftermeyer	—	—	—	—	8,738(2)	543,067
	—	—	—	—	2,605(3)	161,901

Robert A. Hansen	150	6,364	2,570	161,602	—	—

Charles J. Silva	—	—	2,924	183,723	—	—

(1)	Vesting of Performance Phantom Stock granted pursuant to the Company’s Performance Stock Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash to the NEO during 2018.
(2)	Vesting of share target under the MPP Performance Award granted to the NEO in 2015 pursuant to the 2011 Incentive Plan Amounts reported as “Value Realized on Vesting” were distributed in stock to the NEO during 2018.
(3)	Vesting of share target under the APP Performance Award granted to the NEO in 2017 pursuant to the 2011 Incentive Plans. Amounts reported as “Value Realized on Vesting” were distributed in stock to the NEO during 2018.

PENSION BENEFITS

Name(1)	Plan Name	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year ($)
John B. Cozzolino	PensionPlus	14.75	103,000	—
	Supplemental Executive Retirement Plan	—	—	—
	Qualified Supplemental Retirement Benefits	—	34,000	—

Daniel A. Halftermeyer(4)	—		136,000	—

Robert A. Hansen	PensionPlus	27.67	725,000	—
	Supplemental Executive Retirement Plan	—	—	—
	Qualified Supplemental Retirement Benefits	—	—	—

Charles J. Silva	PensionPlus	15.17	304,000	—
	Supplemental Executive Retirement Plan	—	10,000	—
	Qualified Supplement Retirement Benefits	—	—	—

(1)	The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. Dr. Morone and Mr. Jarrault, who both joined the Company after the plans were closed, have no reportable pension benefits and are omitted from the table.
(2)	Where noted, credited service is the same as actual service through February 28, 2009.
(3)	Except for Mr. Halftermeyer, the values of the pension benefits reported above are the present values of benefits expected to be paid in the future. The actuarial assumptions used to determine these values are the same as are used in the Company’s financial statements, except that the assumed retirement age for purposes of this table is the earliest unreduced retirement age as defined in the relevant plan. Present values are determined as of the Company’s measurement date for pension purposes (December 31, 2018). (Reference is made to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for a discussion of these assumptions.) Each amount assumes that the form of payment will be a single life annuity.
(4)	As a non-U.S. employee, Mr. Halftermeyer does not participate in the U.S. PensionPlus Plan, the Supplemental Executive Retirement Plan or the Qualified Supplemental Retirement Plan. Instead, as Mr. Halftermeyer is a French citizen working for a company affiliate in Switzerland, the Company is required by Swiss law to maintain a private pension for his benefit. The private pension is purchased through an insurance company. The Company’s Swiss subsidiary is required to make defined premium contributions. The premium paid by the Company in 2018 was CHF 7,663 or $7,853 using the conversion rate of 1.02247 U.S. dollars per Swiss franc, which is the rate used by the Company in its 2018 Consolidated Statements of Income and Retained Earnings. The policy was first purchased in 2007. The present value of the accumulated benefit is set forth in the table above (and has been translated into U.S. dollars at the rate of 1.01622 U.S. dollars per Swiss Franc, which was the applicable conversion rate as of December 31, 2018). In addition, Mr. Halftermeyer continues to participate in a French state-mandated social scheme as an expatriate. The Company contributes both the employer’s and employee’s share of the legally required contribution under this scheme. In early 2018, the Company paid €94,977, or $112,146 using the conversion rate of 1.18085 U.S. dollars per euro, which is the rate used by the Company in its 2018 Consolidated Statements of Income and Retained Earnings. This contribution covered the period from October 2017 through September 2018. Of this amount, approximately $40,361 was the employee’s required contribution, which the Company assumed as part of the international assignment.

     PensionPlus Plan. The Company’s U.S. PensionPlus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to the sum of (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment (the “High Three Average”) times his or her years of service (up to 30) before April 1, 1994; plus (b) 0.5% of the amount by which his or her High Three Average exceeds a Social Security offset ($41,623 in 2009) times his or her years of service (up to 30) before March 31, 1994; plus (c) 1% of his or her High Three Average times years of service (up to 30) between March 31, 1994, and January 1, 1999; plus (d) 0.75% of such High Three average times years of service (up to 30) after December 31, 1998; plus (e) 0.25% of such High Three Average times years of service in excess of 30. The Plan was amended effective February 28, 2009, to freeze the accrual of any new benefits. As a result, no participant has accrued any additional pension creditable service after that date, and the High Three Average is now determined in reference to the last ten years of employment prior to February 28, 2009.

     Annual base compensation in any year used to determine a participant’s High Three Average is the rate of base earnings of such participant as of January 1 of such year. It does not include other cash compensation (such as annual cash bonuses) or noncash compensation.

     Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The effect of such limits is reflected in the amounts reported as the present value of benefits accumulated under the PensionPlus Plan.

     The PensionPlus Plan permits early retirement at or after age 55 with at least ten years of service. Of the NEOs who participate in the Plan, only Messrs. Hansen and Mr. Silva are eligible for retirement under the PensionPlus Plan. In general, provided that payment of benefits does not commence until the normal retirement age of 65, the pension of a participant retiring early will be calculated in the same manner as described above, taking into account years of service up to February 28, 2009, and such participant’s High Three Average prior to that date. A participant eligible for early retirement may also elect to commence benefits on or after his or her early retirement date and prior to age 65 in an amount that is the actuarial equivalent of his or her normal retirement benefit.

     Supplemental Executive Retirement Plan. The Company’s unfunded Supplemental Executive Retirement Plan is intended to replace any PensionPlus benefits that a participant is prevented from receiving by reason of the Section 415 limits on pensions or the Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. In other words, the pension formula described above is used to determine aggregate benefits under both plans — the portion that is not payable under the PensionPlus Plan due to the foregoing limits is payable under the Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations in effect on the valuation date. The Executive Retirement Plan was also amended effective February 28, 2009 to freeze the accrual of any new benefits.

     Qualified Supplemental Retirement Benefits. Certain employees of the Company who were active on June 30, 2002, are entitled to receive additional qualified supplemental retirement (“QSR”) benefits under the PensionPlus Plan. On June 30, 2002, each covered employee was credited with an initial account balance in a specified amount. Each such participant had participated in deferred compensation plans maintained by the Company on or before such time, pursuant to which he or she could defer the receipt of earned cash compensation until retirement or other events. Amounts deferred earned interest at rates approved from time to time by the Compensation Committee. In each case, the amount initially credited to such employee’s QSR account was equal to an amount of deferred compensation (including interest) to which he or she was entitled but which he or she agreed to renounce. Each QSR account is credited with interest at 8.5% annually until retirement, at which time the QSR account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum.

Nonqualified Deferred Compensation

     There were no executive or Company contributions, or interest or other earnings, during 2018 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any NEO receive any withdrawals or distributions during, or have any account as of the end of, 2018.

     Plan-based Compensation

     Stock Options. There were no unexercisable options as of December 31, 2018 that would become exercisable upon the involuntary termination or retirement of any NEO.

     Restricted Stock, Phantom Stock and Performance-based Awards. The following chart indicates what the effect on RSUs, Phantom Stock and earned performance-based incentive awards in the accounts of each NEO would have been upon the occurrence of (a) termination of employment involuntarily on December 31, 2018, without cause, or (b) in the case of any NEO who had attained age 62 at the time, a voluntary or involuntary termination of employment on such date, without cause. (All of these awards are reported in the table entitled “Outstanding Equity Awards at Fiscal Year-End” on page 29.)

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Would Vest Upon Such Termination (#)	Value of Shares or Units of Stock That Would Vest Upon Such Termination(1) ($)

Olivier Jarrault	23,396(2)	7,798(3)	486,744
	23,747(4)	11,874	741,144

John B. Cozzolino	7,804(2)	2,601(3)	162,359
	5,816(5)	3,878(6)	242,035
	7,595(7)	7,595	474,080

Daniel A. Halftermeyer	6,083(2)	2,027(3)	126,554
	12,881(4)	6,441	402,016
	4,777(5)	3,185(6)	198,797
	7,870(7)	7,870	491,245

Robert A. Hansen	8,593(8)	4,297	268,188
	4,583(9)	2,292	143,035

Charles J. Silva	5,681(8)	2,841	177,304
	2,350(9)	1,175	73,344

(1)	Based on the closing market price on December 31, 2018 of $62.42.
(2)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2018 under the 2017 Incentive Plan. This target share award is earned based on performance during 2018, 2019 and 2020, and paid in 2021. None of the balance reported was earned as of December 31, 2018.
(3)	Represents one-third of the target share award in the NEO’s MPP Performance Award granted in 2018 under the 2017 Incentive Plan. Although not earned as of December 31, 2018, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2021 of the shares vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2018.
(4)	RSUs granted under the RSU Plan in connection with a special executive retention incentive implemented in 2018. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.
(5)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2017 under the 2011 Incentive Plan. This target share award is earned based on performance during 2017, 2018 and 2019, and paid in 2020. None of the balance reported was earned as of December 31, 2018.
(6)	Represents two-thirds of the target share award in the NEO’s MPP Performance Award granted in 2017 under the 2011 Incentive Plan. Although not earned as of December 31, 2018, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2020 of the share that vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2018.

(7)	Represents the number of shares actually earned pursuant to the MPP Performance Award granted to the NEO in 2016 under the 2011 Incentive Plan based on performance during 2016, 2017 and 2018. The award vested pro rata on a daily basis during the three-year performance period. Thus, in the event the NEO had been terminated for any reason other than for cause on December 31, 2018, the NEO would nevertheless have been entitled to a payout in 2019 of the shares set forth.
(8)	Performance Phantom Stock granted under the Performance Stock Plan prior to 2018. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.
(9)	Represents the number of shares of Phantom Stock actually earned pursuant to a grant under the Performance Stock Plan made in 2018. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.

Potential Payments upon Termination or Change in Control

Termination/Severance

     Mr. Jarrault

     The Committee believes that under certain circumstances, severance agreements are appropriate for the attraction and retention of executive talent, consistent with the practices of peer companies. This was particularly true in the case of Mr. Jarrault. The Committee felt a severance provision was warranted in order to induce Mr. Jarrault to become the Company’s CEO. His employment agreement (see page 21) provides that in the event his employment is terminated for any reason, he would be entitled to: (a) any unpaid base salary accrued to the effective date of termination; (b) any unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurred, and for any completed prior year for which the annual cash bonus has not been paid; (c) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies, or arrangements applicable to him; (d) any unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy; and (e) any rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation or By Laws. In addition, in the case of termination by the Company without Cause, or if Mr. Jarrault’s employment is terminated by himself for Good Cause, he would be entitled to receive an amount equal to twice his annual base salary at the time of termination plus twice his APP Performance Award target amount, payable in 24 equal monthly installments. His right to receive these additional severance payments would be contingent upon his continuing compliance with confidentiality and non-disparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of the agreement, “Cause” would be deemed to exist upon any of the following, if determined by a majority of the members of the Company’s Board of Directors in their sole discretion: (i) the indictment of Mr. Jarrault for, or the entry of a plea of guilty or nolo contendere by him to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on his part that could reasonably be considered to reflect negatively on the Company or compromise the effective performance of his duties as determined by the Board in its sole discretion; (iii) willful misconduct on his part in connection with his duties or willful failure to use reasonable effort to perform substantially his responsibilities in the best interest of the Company (including, without limitation, breach by his employment agreement), except in cases involving mental or physical incapacity or disability; (iv) his willful violation of the Company’s Business Ethics Policy, Code of Ethics or any other Company policy that could reasonably be considered to reflect negatively on the Company or compromise the effective performance of his duties as determined by the Board in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by him; (vi) his undertaking of a position or any activity in or in furtherance of competition with Company during his employment with the Company; (vii) his having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties; or (viii) his having wrongfully and substantially enriched himself at the expense of the Company. And, also for the purposes of the Agreement, “Good Cause” for termination would exist as a consequence of, and following: (i) a material adverse change in his authority and responsibilities without his consent, (ii) a material reduction in his compensation, not proportionally and similarly affecting other senior executives, without his consent, (iii) the failure of the Company or any successor to fully honor the terms of any contractual agreements with him, or (iv) a Change in Control (as defined in the agreement); provided, that, in the case of (i), (ii) or (iii), Mr. Jarrault would first be required to deliver written notice to the Company of his intention to terminate his employment for Good Cause within 90 days of the event or events constituting Good Cause, which notice must specify in reasonable detail the circumstances claimed to give rise to the his right to terminate employment for Good Cause, which the Company does not cure within 30 days following receipt of such notice. There was no sunset included in the severance provision of Mr. Jarrault’s contract when it was negotiated, drafted and executed. The Committee is aware of this fact but no action was contemplated to incorporate such a provision. The industries in which the Company competes continue to undergo significant changes to which the Company must be responsive. The Company believes that it is important to shareholder value that its CEO leads the Company’s response to those changes without concern for the impact on his or her specific position.

     Other Executive Officers

     As of January 1, 2016, the Company entered into Severance Agreements with each of the Company’s executive officers, other than the CEO, and several other senior managers. These agreements were meant to replace similar agreements expiring December 31, 2015, and were revised and updated to conform to then-current best practices. The material terms of the Severance Agreements provide that in the event an officer’s employment is terminated by the Company at any time before the expiration of the applicable Severance Agreement for any reason other than Cause, or if the officer’s employment is terminated by the officer for Good Cause (as those terms are defined in the Severance Agreement, and in either case, a “Qualifying Termination”), the officer would be entitled to receive his or her gross monthly base salary in effect at the time of the Qualifying Termination, less applicable withholdings and deductions, for a period of 24 months. In the event the Qualifying Termination occurs within 12 months of a Change in Control (as defined in the Severance Agreement) the officer would be entitled to receive his or her gross monthly base salary in effect at the time of the Qualifying Termination, less applicable withholdings and deductions, for a period of 36 months, although in that case some of the monthly payments would be accelerated and paid as a lump sum to comply with applicable tax laws. The officer would also remain eligible for a prorated payment of any bonus earned, if any, during the year in which the Qualifying Termination occurs, and 12 months of executive outplacement services. In addition, if elected, the Company would pay the required premium to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In order to receive the severance benefits, the officer would obligated to execute a release in favor of the Company at the time of termination which would also bind the officer to a restrictive covenant for the period during which the severance benefits are being paid. The initial term of each Severance Agreement is three years, but each will thereafter automatically renew for one-year periods unless the Company timely notifies the executive of its intent not to renew. For the purposes of such agreements, cause is deemed to exist upon (i) the conviction of the executive for, or the entry of a plea of guilty or nolo contendere by the executive to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on the part of the executive that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the executive’s duties as determined by the Company in its sole discretion; (iii) the executive’s willful misconduct in connection with his or her duties or willful failure to use reasonable effort to perform substantially his or her responsibilities in the best interest of the Company; (iv) the executive’s willful violation of the Company’s Business Ethics Policy or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the executive’s duties as determined by the Company in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by the executive; (vi) the executive undertaking a position in competition with the Company; (vii) the executive having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; or (viii) the executive having wrongfully and substantially enriched himself or herself at the expense of the Company. The Severance Agreements also contain a clawback provision which provides that an executive would forfeit any unpaid severance due pursuant to the agreement and would be required, upon demand, to repay any severance already paid if, after the executive’s termination: (i) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the executive; (ii) the executive breaches any provision of the agreement, including, without limitation, the restrictive covenants, confidentiality and non-disparagement provisions; or (iii) the Company discovers conduct by the executive that would have permitted termination for cause, provided that such conduct occurred prior to the executive’s termination.

     The Committee considers severance to serve as a bridge in the event employment is involuntarily terminated without cause. Therefore, the foregoing Severance Periods were deemed to be appropriate in light of the perceived length of time it could take for the affected executive to find an equivalent position. At the time the agreements were approved, the Committee determined that individual executive agreements were superior to an all-inclusive policy because they provided more flexibility to address each officer’s situation, and his or her individual perceived importance to the Company and its strategies. It was further determined that the provision of a severance agreement would allow each executive to focus on the needs of the business without concern for his or her own position.

     Except as set forth above, the Company has not entered into any other agreement, contract, plan, or arrangement, written or unwritten, to provide payment to any NEO in connection with his retirement, severance, termination or separation.

Change in Control

     Other than the provisions found in the RSU and Phantom Stock Plan, which are applicable to all employees who receive an award under those plans, and the severance agreements described above, the Company has no contract, agreement, plan, or arrangement, whether written or unwritten, that would provide for payment to an NEO at, following, or in connection with a change in control of the Company. The provisions of the RSU and Phantom Stock Plans provide that in the event of termination following a change of control, 100% of an award recipient’s unvested grant shall become immediately payable in full.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     In accordance with the Dodd-Frank Act, and the related “say-on-pay” rules adopted by the Securities and Exchange Commission, the Company is asking stockholders to vote on the compensation provided to our NEOs, as described in the preceding sections of this proxy statement.

     Accordingly, the Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

     RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

     This vote is nonbinding. Although it may not be possible to discern the specific concerns of stockholders that may cause them to cast a negative vote, the Board and the Compensation Committee have in prior years considered the vote, and communications received from holders explaining their voting decisions, as meaningful to the process of determining how Company’s executive officers should be compensated.

     As described in detail under “Compensation Discussion and Analysis” above, our compensation programs are designed to motivate our NEOs, and other members of management, to manage the Company so that it achieves superior performance and delivers value to our stockholders. We believe that our compensation program, with its balance of short-term cash incentives and long-term incentives (including equity-based awards that vest over multiple years), rewards sustained performance that is aligned with delivering consistent value to our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     It is the goal of the Company to set directors’ fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. Effective May 2018, the Board, upon the recommendation of the Compensation Committee (and with the approval of the Company’s stockholders for that portion which is paid in shares of Company Common Stock) and based on benchmark data provided by PMP, approved the following compensation for directors:

•	An annual cash retainer of $70,000;
•	An additional annual cash retainer for the Chairman of the Board of $60,000;
•	An additional annual cash retainer for the Vice Chairman of the Board of $35,000;
•	An annual cash retainer for the Chairs of the Audit, Compensation, and Governance Committees of $20,000, $15,000, and $10,000, respectively;
•	An annual cash retainer for the members of the Audit, Compensation, and Governance Committees of $10,000, $7,500 and $5,000, respectively; and
•	An annual equity grant, which will be paid 100% in the form of Class A Common Stock and will have a fair market value of $90,000 at the date of grant.

     Directors serving for only a portion of the year receive a pro-rated portion of their applicable compensation. Cash retainer fees are paid in four equal quarterly installments; the annual equity grant is paid shortly after the date of the Annual Meeting of Stockholders to each member who served on the Board during the year in which the meeting was held. A director whose final term ends at the Annual Meeting, or any director first elected at the Annual Meeting, receives one-half of the share retainer; directors elected otherwise than at an Annual Meeting receive a pro-rated portion of the equity grant at the time of appointment. Christine Standish, who holds shares well in excess of the Board’s share ownership guidelines, may elect to receive cash in lieu of the annual equity grant. Any director may also elect to receive all or any part of his or her annual cash retainer in shares of Class A Common Stock.

     All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors.

     Director Pension. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Directors Christine Standish and Erland Kailbourne are the only current directors so eligible.

     Share Ownership Guidelines. The Board has adopted share ownership guidelines for its members. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained.

     Meeting and Other Fees. Prior to May 2018, Directors received cash fees of $750 for each special meeting of the Board or any Board Committee that was designated as a telephone meeting. During 2018, one Board meeting, two Compensation Committee meetings and one Governance Committee meeting were so designated. Directors were also entitled to receive cash fees of $1,500 for each special meeting of the Board, and $1,000 for each special meeting of a Committee they attended in person or by telephone. There were no such meetings during 2018. Directors were also entitled to receive $1,500 for each day that they are engaged in Company business (other than attendance at Board or Committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)

Christine L. Standish	166,500	—	—	—	1,056(2)	—	167,556

Erland E. Kailbourne	71,012	159,988	—	—	—	—	231,000

John C. Standish	100,125	—	—	—	(33,000)(3)	—	67,125

John F. Cassidy, Jr.	93,018	89,982	—	—	—	—	183,000

Edgar G. Hotard	79,518	89,982	—	—	—	—	169,500

John R. Scannell	77,893	89,982	—	—	—	—	167,875

Katherine L. Plourde	96,518	89,982	—	—	—	—	186,500

Joseph G. Morone	—	—	—	—	(6,740)(2)	—

A. William Higgins	87,268	89,982	—	—	—	—	177,250

Kenneth W. Krueger	79,518	89,982	—	—	—	—	169,500

Lee C. Wortham	58,154	67,471	—	—	—	—	125,625

(1)	As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2018.
(2)	Increase/(decrease) during 2018 in the actuarial present value of the director’s accumulated benefit under the director pension plan described in the narrative preceding this table.
(3)	Increase/(decrease) during 2018 in the actuarial percent value of Mr. Standish’s accumulated benefit under the Company’s U.S. defined benefit plan.

RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee appointed KPMG LLP (“KPMG”) as auditors of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and to perform the reviews of the financial statements to be included in our quarterly reports on Form 10-Q during that period.

     As stated in the Audit Committee Report on page 9, the Audit Committee has received the communications related to KPMG’s independence required by applicable PCAOB rules, has discussed with KPMG its independence, and has considered whether the provision of the services referred to below under “All Other Fees” is compatible with maintaining the independence of KPMG. In accordance with its charter, the Committee has also reviewed KPMG’s report describing (1) its internal quality-control procedures, (2) any material issues raised in any recent internal review, peer review, or review by any government or professional authorities (such as the PCAOB) of one or more independent audits conducted by KPMG, and (3) any steps taken by KPMG to deal with any issues raised in such reviews.

     Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, terminate, oversee and evaluate the performance of the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice. The affirmative vote of holders of a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required to approve the ratification of the selection of KPMG as the Company’s independent auditor. A representative from KPMG is expected to be available to respond to appropriate questions from stockholders.

     The Audit Committee does not expect to take action with respect to the appointment of auditors to audit the financial statements to be included in our Annual Report on Form 10-K for the year ending December 31, 2019 until the second half of this year, and may issue requests to KPMG and other audit firms for proposals, which the Committee will review before making any appointment. The Audit Committee also reserves the right to appoint, reappoint, retain, or replace our auditors at any time, even after an appointment has been ratified by the stockholders. The stockholder vote on this proposal is advisory and nonbinding, and serves only as a recommendation to the Board of Directors. If the shareholders do not ratify the appointment of our auditors, the Audit Committee will consider such voting results with respect to any appointment.

Audit Fees

     The aggregate fees billed by or agreed to with KPMG for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services in connection with statutory and regulatory filings or engagements were $2,740,000 in 2018 and $2,971,000 in 2017.

Audit-related Fees

     The aggregate fees billed by KPMG for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements, including benefit plans, were $87,000 in 2018 and $85,000 in 2017.

Tax Fees

     The aggregate fees billed by KPMG for tax compliance, tax advice, and tax planning were $183,867 in 2018 and $219,376 in 2017. Billings were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities, and general tax advice.

All Other Fees

     KPMG did not bill for any other products or services not described above in 2018 or 2017.

Preapproval Policy

     It is the responsibility of the Company’s Audit Committee to approve all audit and nonaudit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

     The Chairman of the Audit Committee is permitted to preapprove any engagement of the independent auditor for services that could be properly preapproved by the Committee, provided that the anticipated fees with respect to the services so preapproved do not exceed $100,000. The Chairman is required to report such preapprovals to the next regular meeting of the Committee.

     The Audit Committee is required to preapprove each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations, and the independent auditor is requested to confirm that such service will not compromise its independence as part of the preapproval process.

     With respect to the engagement of the independent auditor to provide routine and recurring audit-related tax and other nonaudit services, preapproval of the Audit Committee may take the form of approval of a schedule describing such services in reasonable detail and specifying an annual monetary limit. Each audit or nonaudit service (excluding tax services provided in the ordinary course) shall be reflected in a written engagement or other writing. In connection with the provision of permitted tax services, the independent auditor is required to, among other things, provide a written description of the services and discuss their impact on the auditor’s independence.

     None of the 2017 or 2018 services described above was approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of preapproval requirements in connection with the provision of certain nonaudit services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF
KPMG LLP

STOCKHOLDER PROPOSALS

     The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered, or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders, and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules, and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

     Proposals of stockholders that are intended to be presented at the Company’s 2020 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 216 Airport Drive, Rochester, New Hampshire 03867, not later than November 28, 2019 in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

     In addition, management proxies for the 2020 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 11, 2020, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

     The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Charles J. Silva, Jr.
Secretary

March 27, 2019

EXHIBIT A

Supplement to Compensation Discussion and Analysis

The following information supplements the disclosures in the Compensation Discussion and Analysis section of the Company’s Proxy Statement under the heading “Performance Award Metrics and Goals” beginning on page 22.

Definitions relating to the 2018 APP and MPP awards

“2018 Global MC Cash Flow” — the amount reported as “Net Income” for the Global Machine Clothing business segment for 2018 in the Company’s Consolidated Statement of Income for 2018, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income: (A) depreciation and amortization expense; (B) restructuring costs, provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal; (C) any goodwill and intangible impairment; (D) income tax expenses (including any taxes recorded as operating expenses that were not included in the 2018 Operating Plan approved by the Board of Directors); (E) net interest expense; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during 2018, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the Performance Period; (3) to exclude any income (or loss) attributable to any business operation acquired during the Performance Period; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during 2018 or any non-cash charges associated with the redemption of convertible notes; and (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the Performance Period; and (7) to exclude the cost of any lease expense incurred in connection with the sale and leaseback of any real estate (the foregoing hereinafter collectively referred to as the “Adjustments”) as the same may be applied to such business segment then further adjusting the resulting amount by: (X) deducting therefrom the aggregate sum of all approved Machine Clothing capital expenditures released during 2018, plus any over-budget capital expenditures costs or less any under budget capital expenditure costs budgeted regardless of the year in which released, adjusted to exclude any capital expenditures release during 2018 and any over or under budget capital expenditure costs that are attributable to any business operations acquired during the year; (Y) adding back any expense related to machinery and equipment relocations, or plant setup costs, or other capital expenditures associated with anticipated or announced plant closings or consolidation of manufacturing capacity and not otherwise considered restructuring; and (Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net decrease (or increase) in the aggregate sum of Machine Clothing Accounts Receivable and Inventories during the Performance Period. Accounts Receivable and Inventories shall in each case mean the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Receivable or Inventories attributable to any business operations acquired during the applicable year and (2) the effect of currency fluctuations. For the purposes of this definition, any funds released for the Company’s equipment contingency budget shall not reduce cash flow. For the purposes of determining the Metric Percentage achieved, the following goals are established:

	Metric Percentage
Performance Metric	0%	50%	100%	150%	200%
2018 Global MC
Cash Flow	< $100.1M	≥ $100.1M	≥ $166.8M	≥ $200.2	≥ $233.6M

     “2018 Adjusted Global AEC EBITDA excluding R&D” — the amount reported as “Net Income” from the Albany Engineered Composites business segment as reported in the Company’s 2018 Consolidated Statement of Income, exclusive of research and development costs and any amount recorded for the non-controlling interest in Albany Safran Composites (ASC), less any income, or plus any expense, derived from the revaluation of nonfunctional currency assets and liabilities, adjusted according to the Adjustments as the same may be applied to such business segment, and further adjusted to exclude the effect on income of any fixed asset-write-offs related to specific discontinued programs within the AEC business segment (including ASC), any write-offs of previously capitalized costs related to non-recurring engineering and tooling for continued and discontinued programs, and adding back any expense related to machinery and equipment relocations, or other capital expenditures associated with plant closing or consolidation of manufacturing capacity, plus adding back charges related to any write-offs of previously capitalized costs or charges for recognized future losses, in both cases only as related to the long term agreement for the supply of parts for the Rolls Royce BR725 engine and to exclude the cost any charges required by revenue Recognition Standard ASC 606 to recognize future losses relating to any new long-term contracts awarded during the Performance Period. For the purposes of determining the Metric Percentage achieved, the following goals are established:

	Metric Percentage
Performance Metric	0%	50%	100%	150%	200%
Adjusted Global AEC
EBITDA excluding
R&D	< $40.8M	≥ $40.8M	≥ $68.0M	≥ $81.6M	≥ $95.2M

     “2018 Other Cash Flow” shall be equal to that portion of “Net Income” for 2018 as reported in the Company’s Consolidated Statement of Income for 2018, which is in the aggregate attributable to the Global Information Systems (GIS) and Corporate cost centers and items reported as other income/expense, net, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted according to the Adjustments as the same may be applied to such cost centers, then further adjusting the resulting amount by: (X) deducting therefrom the aggregate sum of any GIS or Corporate approved capital expenditures released during 2018, plus any over-budget capital expenditures costs or less any under budget capital expenditure costs budgeted regardless of the year in which released, adjusted to exclude any capital expenditures released during 2018 and any over or under budget capital expenditures costs that are attributable to any business operations acquired during the year. For the purposes of determining the Metric Percentage achieved, the following goals are established:

	Metric Percentage
Performance Metric	0%	50%	100%	150%	200%
2018 Other Cash Flow	< -$68.1M	≥ -$68.1M	≥ -52.4M	≥ -$41.9M	≥ -$31.4M

     “Aggregate Global MC Cash Flow” — the aggregate amount reported as Global MC Cash Flow (as defined above) in 2018, 2019, and 2020.

     “Aggregate Adjusted Global AEC EBITDA excluding R&D” — the aggregate total amount of Adjusted Global AEC EBITDA excluding R&D (as defined above) in 2018, 2019, and 2020.

Definitions relating to the 2016 MPP Awards

     “Aggregate Global MC Cash Flow” - the total of Global MC Cash Flow in 2016, plus Global MC Cash Flow in 2017, plus Global MC Cash Flow in 2018, where Global MC Cash Flow for each year is equal to the amount reported as “Net Income” for the Global Machine Clothing business segment for the applicable year in the Company’s Consolidated Statement of Income, less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income: (A) depreciation and amortization expense; (B) restructuring costs, provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal; (C) any goodwill and intangible impairment; (D) income tax expenses; (E) net interest expense; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during the applicable year, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the year; (3) to exclude any income (or loss) attributable to any business operation acquired during the year; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during the year or any non-cash charges associated with the redemption of convertible notes; (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the year; and (7) to exclude the cost of any lease expense incurred in connection with the sale and leaseback of any real estate. then further adjusting the resulting amount by: (X) deducting therefrom the aggregate sum of all approved Machine Clothing capital expenditures released during the year, plus any over-budget capital expenditures costs or less any under budget capital expenditure costs budgeted regardless of the year in which released; (Y) adding back any expense related to machinery and equipment relocations, or other capital expenditures associated with plant closings or consolidation of manufacturing capacity; and (Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net decrease (or increase) in the aggregate sum of Machine Clothing Accounts Receivable and Inventories during the Performance Period. Accounts Receivable and Inventories shall in each case mean the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Receivable or Inventories attributable to any business operations acquired during the applicable year and (2) the effect of currency fluctuations. For the purposes of this definition, any funds released for the Company’s equipment contingency budget shall not reduce cash flow. For the purposes of determining the Metric Percentage achieved, the following goals were established:

	Metric Percentage
Performance Metrics	0%	50%	100%	150%	200%
1. Aggregate Global
MC Cash Flow	< $349.4M	≥ $349.4M	≥ $499.2M	≥ $598.0M	≥ $698.9M

     “Aggregate Adjusted Global AEC EBITDA excluding R&D” - the total of Adjusted Global AEC EBITDA excluding R&D in 2016, plus Adjusted Global AEC EBITDA excluding R&D in 2017, plus Adjusted Global AEC EBITDA excluding R&D in 2018, where Adjusted Global AEC EBITDA excluding R&D for each year is equal to the amount reported as “Net Income” from the Albany Engineered Composites (“AEC”) business segment for the applicable year, as reported in the Company’s Consolidated Statement of Income, exclusive of research and development costs and any amount recorded for the non-controlling interest in Albany Safran Composites (“ASC”), less any income, or plus any expense, derived from the revaluation of non-functional currency assets and liabilities, adjusted by adding back, to the extent that such expense reduced Operating Income, or subtracting to the extent that such item increased Operating Income: (A) depreciation and amortization expense; (B) restructuring costs, provided however, that the Committee may, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal; (C) any goodwill impairment; (D) income tax expense; (E) net interest expense (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined shall then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during the year, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the year; (3) to exclude any income (or loss) attributable to any business operation acquired during the year; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations; (5) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyouts related to any new financing facility established during the year or any non-cash charges associated with the redemption of convertible notes; (6) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the year; and (7) to exclude the cost of any lease expense incurred in connection with the sale and leaseback of any real estate as the same may be applied to such business segment. For the purposes of determining the Metric Percentage achieved, the following goals were established:

	Metric Percentage
Performance Metrics	0%	50%	100%	150%	200%
1. Aggregate Adjusted
Global AEC EBITDA
excluding R&D	< $80.4M	≥ $80.4M	≥ $125.6M	≥ $160.7M	≥ $195.5M

ALBANY INTERNATIONAL VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 am (EDT) on May 10, 2019.

Online
Go to **www.envisionreports.com/AIN** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2019 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Christine L. Standish	☐	☐	02 - Erland E. Kailbourne	☐	☐	03 - John F. Cassidy Jr.	☐	☐
04 - John R. Scannell	☐	☐	05 - Katharine L. Plourde	☐	☐	06 - A. William Higgins	☐	☐
07 - Kenneth W. Krueger	☐	☐	08 - Olivier M. Jarrault	☐	☐	09 - Lee C. Wortham	☐	☐
10 - Mark J. Murphy	☐	☐						

3. To approve, by nonbinding vote, executive compensation. For ☐ Against ☐ Abstain ☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Albany International Corp.
May 10, 2019, 9:00am ET
The One Hundred Club
Suite 500, 100 Market Street, Portsmouth, New Hampshire

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Company's Proxy Statement and 2018 Annual Report are available at: www.envisionreports.com/AIN

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AIN

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Albany International Corp.

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2019

Erland E. Kailbourne and Olivier M. Jarrault, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Albany International Corp. to be held on May 10, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Participants in the Company's ProsperityPlus 401(k) Savings Plan have the right to direct Vanguard Fiduciary Trust Company, as Plan Trustee, how to vote shares of Common Stock allocated to their 401(k) plan accounts. If no such direction is given to Vanguard, Vanguard shall interpret this as a direction not to vote any such shares. If properly executed, this proxy shall give the proxies appointed above authority to direct Vanguard to vote the shares in the undersigned's 401(k) account in the manner directed. If this proxy is properly executed but no direction is given, the proxies appointed above shall direct Vanguard to vote such shares FOR all the nominees listed, FOR Proposals 2 and 3, and in the discretion of the proxies on any other business as may properly come before the meeting. In order for the Plan Trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 PM Eastern Time on May 6, 2019.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

ALBANY INTERNATIONAL VOTE

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Online

Go to **www.envisionreports.com/AIN** or scan the QR code — login details are located in the shaded bar below.

Votes submitted electronically must be received by 1:00 am (EDT) on May 10, 2019.

Stockholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Albany International Corp. Stockholder Meeting to be Held on May 10, 2019

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/AIN

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/AIN**
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 30, 2019 to facilitate timely delivery.

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Stockholder Meeting Notice

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3:

1. Election of Directors:
   01 - Christine L. Standish
   02 - Erland E. Kailbourne
   03 - John F. Cassidy Jr.
   04 - John R. Scannell
   05 - Katharine L. Plourde
   06 - A. William Higgins
   07 - Kenneth W. Krueger
   08 - Olivier M. Jarrault
   09 - Lee C. Wortham
   10 - Mark J. Murphy
2. To ratify the selection of KPMG LLP as independent auditor.
3. To approve, by non-binding advisory vote, executive compensation.
4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

- **Internet** – Go to **www.envisionreports.com/AIN.** Click Cast Your Vote or Request Materials.
- **Phone** – Call us free of charge at 1-866-641-4276.
- **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Albany International Corp." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

  To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 30, 2019.